UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AUXILIUM PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting
and Proxy Statement
April 10, 2014

AUXILIUM PHARMACEUTICALS, INC.

640 Lee Road

Chesterbrook, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2014

The 2014 Annual Meeting of Stockholders (the “Meeting”) of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Auxilium”), will be held at its offices at 640 Lee Road, Chesterbrook, Pennsylvania 19087 on Wednesday, May 21, 2014, at 8:30 a.m., local time. The purpose of the Meeting shall be to consider and act upon the following matters:

(1)                  To elect seven directors to serve as the Company’s Board of Directors (the “Board”) until the Company’s 2015 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

(2)                  To ratify the selection by the Audit and Compliance Committee of the Board of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)                  To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the Proxy Statement for the Meeting;

(4)                  To approve the amendment and restatement of the Company’s Certificate of Incorporation to increase the authorized common stock capital of the Company from 120,000,000 to 150,000,000 shares;

(5)                  To approve the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Equity Compensation Plan” or the “Plan”) to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,500,000 shares from 15,800,000 to 18,300,000 shares and to increase the fungible share counting ratio from 1.7 shares to 1.88 shares; and

(6)                  To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The holders of the Company’s common stock of record at the close of business on April 1, 2014, are entitled to notice of, and to vote at, the Meeting, or any adjournments or postponements thereof. A complete list of such stockholders will be open to the examination of any such stockholder at the Company’s principal executive offices at 640 Lee Road, Chesterbrook, Pennsylvania 19087, for a period of 10 days prior to the Meeting and on the day of the Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED RETURN ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Andrew I. Koven
Secretary

Chesterbrook, Pennsylvania
April 10, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING TO BE HELD ON MAY 21, 2014

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended December 31, 2013, which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2013 Annual Report to Stockholders, are available at http://ir.auxilium.com.

AUXILIUM PHARMACEUTICALS, INC.

640 Lee Road

Chesterbrook, Pennsylvania 19087

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2014

ANNUAL MEETING OF STOCKHOLDERS
Information About the Meeting
Information About Voting
Important Notice Regarding the Availability of Proxy Materials for the Meeting

DISCUSSION OF PROPOSALS
Proposal 1: Election of Directors
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
Proposal 3: Advisory Vote to Approve Executive Compensation
Proposal 4: Amendment and Restatement of the Certificate of Incorporation
Proposal 5: Amendment and Restatement of the Equity Compensation Plan
Other Matters
Deadline for Submission of Stockholder Proposals for the 2015 Annual Meeting of Stockholders

CORPORATE GOVERNANCE
Code of Conduct
Committees and Meetings of our Board of Directors
Board Leadership Structure
The Board’s Role in Risk Oversight
Director Candidates
Communicating with our Directors
Report of the Audit and Compliance Committee
Certain Relationships and Related Party Transactions

DIRECTOR COMPENSATION

EXECUTIVE COMPENSATION
Executive Officers
Compensation Discussion and Analysis
Compensation Committee Report
Compensation of Executive Officers
Compensation Committee Interlocks and Insider Participation

INFORMATION ABOUT STOCK OWNERSHIP AND EQUITY COMPENSATION PLAN
Security Ownership of Certain Beneficial Owners and Management
Section 16(a) Beneficial Ownership Reporting Compliance
Equity Compensation Plan Information

ADDITIONAL INFORMATION

APPENDIX A: Auxilium Pharmaceuticals, Inc. Sixth Amended and Restated Certificate of Incorporation	A-1
APPENDIX B: Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended, effective May 21, 2014	B-1

ANNUAL MEETING OF STOCKHOLDERS

We have sent you this Proxy Statement and the enclosed Proxy Card because our Board is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders to be held on Wednesday, May 21, 2014 (the “Meeting”), at our offices at 640 Lee Road, Chesterbrook, Pennsylvania 19087, at 8:30 a.m., local time, and at any adjournments or postponements thereof.

•                  This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

•                  The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews.  We have retained outside consultants to solicit proxies on our behalf as well.  All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to the holders of the Company’s common stock of record (the “Stockholders”) as of April 1, 2014 (the “Record Date”) for the first time on or about April 10, 2014. In this mailing, we are also including our Form 10-K for the fiscal year ended December 31, 2013 (“Fiscal 2013”), which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2013 Annual Report to Stockholders (“2013 Annual Report”). In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2013 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date.

Information About the Meeting

When is the Meeting?

The Meeting will be held at 8:30 a.m., local time, on Wednesday, May 21, 2014.

Where is the Meeting?

The Meeting will be held at our offices at 640 Lee Road, Chesterbrook, Pennsylvania 19087.

What is the purpose of the Meeting?

At the Meeting, Stockholders will act upon the matters listed in the Notice of Annual Meeting of Stockholders and any other matters that properly come before the Meeting or any adjournments or postponements thereof.

Who can attend the Meeting?

All Stockholders as of the Record Date, or their duly appointed proxies, may attend the Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. All Stockholders must check in at the registration desk at the Meeting.

What constitutes a quorum?

A quorum of Stockholders is necessary to hold a valid meeting for the transaction of business. The presence at the Meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all Stockholders are entitled to cast as of the Record Date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Meeting for purposes of calculating whether a quorum is present. On the Record Date, there were [NUMBER] shares of our common stock outstanding.

What are the recommendations of the Board?

Unless you instruct otherwise on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth below.

•                  Proposal 1: Election of Directors—FOR ALL NOMINEES;

•                  Proposal 2: FOR the ratification of the selection by the Audit and Compliance Committee of the Board (the “Audit Committee”) of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (“Fiscal 2014”);

•                  Proposal 3: FOR approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”), including the compensation discussion and analysis, the compensation tables and any related materials disclosed in this Proxy Statement;

•                  Proposal 4: FOR approval of the amendment and restatement to the Company’s Certificate of Incorporation to increase the authorized common stock capital of the Company from 120,000,000 to 150,000,000 shares; and

•                  Proposal 5: FOR approval of the amendment and restatement of the 2004 Equity Compensation Plan (the “Equity Compensation Plan” or the “Plan”) to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,500,000 shares from 15,800,000 to 18,300,000 shares and to increase the fungible share counting ratio from 1.7 shares to 1.88 shares.

The proxy holders will vote in their own discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

Information About Voting

Who can vote at the Meeting?

All Stockholders of record at the close of business on the Record Date, April 1, 2014, are entitled to vote at the Meeting and any adjournments or postponements of the Meeting.

What are the voting rights of the holders of the common stock?

Holders of our common stock will vote on all matters to be acted upon by the Stockholders at the Meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the Meeting.

How do I vote?

You may attend the Meeting and vote in person. Alternatively, you may vote your shares by proxy by mail. To vote by mail, simply complete, sign and date your Proxy Card and return it in the postage-paid return envelope provided for receipt by us prior to May 21, 2014 (Proxy Cards received on or after May 21, 2014 (i.e., the Meeting date) will not be counted). Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

If you want to vote in person at the Meeting and you hold shares of our common stock in street name, you must obtain a Proxy Card from your broker and bring that Proxy Card to the Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the Record Date and valid picture identification, such as a driver’s license or passport.

Is my vote confidential?

Yes. Proxy Cards, ballots and voting tabulations that identify Stockholders are kept confidential except in certain circumstances where it is important to protect the interests of Auxilium and its Stockholders.

What if I sign and return my Proxy Card but I do not indicate my preference on the Proxy Card?

If you sign and return your Proxy Card but do not indicate how you would like your shares to be voted for a particular proposal, your shares will be voted as follows for each such proposal:

(i)                  Proposal 1: Election of Directors—FOR ALL NOMINEES;

(ii)               Proposal 2: FOR the ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2014;

(iii)            Proposal 3: FOR approval, on an advisory basis, of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in this Proxy Statement;

(iv)           Proposal 4: FOR approval of the amendment and restatement of the Company’s Certificate of Incorporation to increase the authorized common stock capital of the Company from 120,000,000 to 150,000,000 shares; and

(v)              Proposal 5: FOR approval of the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,500,000 shares from 15,800,000 to 18,300,000 shares and to increase the fungible share counting ratio from 1.7 shares to 1.88 shares.

As to other matters as may properly come before the Meeting or any adjournments or postponements thereof, the persons named on the Proxy Card will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my Proxy Card?

Yes. Even after you have submitted your Proxy Card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Auxilium either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and request to recast your vote. Attendance at the Meeting will not, by itself, revoke a previously granted proxy. For information regarding how to vote in person, see “How do I vote?” above.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors, provided a quorum is present in person or by proxy. A plurality means that the seven nominees receiving the most votes for election to a director position are elected as directors.  Thus, the seven candidates with the most affirmative votes will be elected at the Meeting.

In accordance with the requirements of our bylaws (the “Bylaws”), if a quorum is present at the Meeting, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from and “against” his or her election than votes “for” such election (a “Majority Withheld Vote”) must promptly tender his or her resignation following certification of the Stockholder vote.  The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) will then consider such director’s resignation and recommend to the Board whether to accept such resignation. The Board must act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the Stockholder vote.  Thereafter, the Board will promptly disclose its decision as to whether the director’s resignation was accepted (and the reasons for rejecting the resignation offer, if applicable) on a Current Report on Form 8-K.  Any director who tenders his or her resignation pursuant to this provision of our Bylaws shall not participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote must appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them.  If the only directors who did not receive a Majority Withheld Vote constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.  An “uncontested election” means an election in which the number of nominees for election to the Board does not exceed the number of directors to be elected, determined as of a date that is 14 days in advance of the date that we filed this definitive Proxy Statement (regardless of whether or not thereafter revised or supplemented) with the SEC.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2014, provided a quorum is present in person or by proxy.

Proposal 3: Advisory Vote on Executive Compensation. Because the vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee of the Board. The Board and the Compensation Committee of the Board, which is comprised of independent directors, value the opinions of the Company’s Stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Proposal 4:  Amendment and Restatement of the Company’s Certificate of Incorporation.  The affirmative vote of a majority of the votes cast at the Meeting is required to approve the amendment and restatement of the Company’s Certificate of Incorporation to increase the authorized common stock capital of the Company from 120,000,000 to 150,000,000 shares.

Proposal 5:  Amendment and Restatement of the Equity Compensation Plan.  The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment and restatement of the Equity Compensation Plan to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,500,000 shares from 15,800,000 to 18,300,000 shares and to increase the fungible share counting ratio from 1.7 shares to 1.88 shares.

For each of these proposals, abstentions and broker non-votes will have no effect on the outcome of the vote.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a Proxy Card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include matters such as the election of directors, the approval of, and amendments to, stock plans and the approval of an amendment to a company’s bylaws.  Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on non-routine matters and may not be voted on routine matters. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present at the meeting for the purpose of transacting business.

Will a proxy solicitor be used?

Yes.  The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the Meeting. The Company estimates that the fee for this service will be approximately $12,500.  We will also reimburse Georgeson Inc. for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Who can help answer my other questions?

If you have more questions about the Meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the Proxy Statement or the enclosed proxy card, please contact Georgeson Inc., our proxy solicitor, toll free at (877) 797-1153.  If your broker, dealer, commercial bank, trust company or other nominee holds your shares, you should also call your broker, dealer, commercial bank, trust company or other nominee for additional information.

Important Notice Regarding the Availability of Proxy Materials for the Meeting

The Notice of Annual Meeting of Stockholders, Proxy Statement and Form 10-K, which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2013 Annual Report, are available at http://ir.auxilium.com.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Directors

At the Meeting, seven directors are to be elected to hold office until the next Annual Meeting of Stockholders after his or her election or until his or her resignation or removal.

The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A plurality means that the seven nominees receiving the most votes for election to a director position are elected as directors. Votes may be cast (i) FOR ALL NOMINEES, (ii) WITHHOLD FOR ALL NOMINEES or (iii) FOR ALL NOMINEES except as noted by you on the appropriate portion of your Proxy Card. Thus, the seven candidates with the most FOR votes will be elected at the Meeting.

In accordance with the requirements of our Bylaws, if a quorum is present at the Meeting, in an uncontested election, any nominee for director who receives a Majority Withheld Vote must promptly tender his or her resignation following certification of the Stockholder vote.  The Nominating and Corporate Governance Committee will then consider such director’s resignation and recommend to the Board whether to accept such resignation. The Board must act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the Stockholder vote.  Thereafter, the Board will promptly disclose its decision as to whether the director’s resignation was accepted (and the reasons for rejecting the resignation offer, if applicable) on a Current Report on Form 8-K.  Any director who tenders his or her resignation pursuant to this provision of our Bylaws shall not participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote must appoint a committee among themselves to consider the resignation offers and recommend to the Board whether to accept them.  If the only directors who did not receive a Majority Withheld Vote constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.  An “uncontested election” means an election in which the number of nominees for election to the Board does not exceed the number of directors to be elected, determined as of a date that is 14 days in advance of the date that we filed this definitive Proxy Statement (regardless of whether or not thereafter revised or supplemented) with the SEC.

The names and biographies of the nominees for election to our Board appear below.  Each of these nominees is currently a member of the Board.  In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that the named nominees will be unable to serve if elected. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

	Age	Served as a Director Since	Position with Auxilium

Rolf A. Classon	68	May 2004	Chairman of the Board

Adrian Adams	63	December 2011	Chief Executive Officer, President and Director

Peter Brandt	57	December 2010	Director

Oliver S. Fetzer, Ph.D.	49	December 2005	Director

Paul A. Friedman, M.D.	71	June 2010	Director

Nancy S. Lurker	56	June 2011	Director

William T. McKee	52	March 2009	Director

The principal occupations and business experience, for at least the past five years, and the key experience, attributes and qualifications of each director nominee are as follows:

Rolf A. Classon joined our Board in May 2004 and was appointed as the Chairman of our Board in April 2005.  He formerly served as Vice Chairman from March 2005 to April 2005.  Mr. Classon currently serves as Chairman of the Board of Directors of Hill-Rom Corporation, where he also served as Interim CEO from May 2005 until March 2006.  Mr. Classon also currently serves as Chairman of the Board of Directors of Tecan Group Ltd. and as a member of the Board of Directors of Fresenius Medical Care.  He also served as a member of the Board of Directors of Enzon Pharmaceuticals, Inc. from January 1997 until May 2011 and as Chairman of the Board of Directors and an independent director of EKR Therapeutics, Inc. from May 2011 until October 2011.  From October 2002 until July 2004, Mr. Classon was Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG.  Between 1995 and 2002, he served as President of Bayer Diagnostics, and from 1991 to 1995, he served as Executive Vice President of Bayer Diagnostics.  Prior to that, he held various management positions with Pharmacia Corporation.  Mr. Classon received his Chemical Engineering Certificate from the Gothenburg School of Engineering in 1965 and a Business Degree from the Gothenburg University in 1969.  With over 40 years in the pharmaceutical industry, Mr. Classon brings valuable insights into all facets of our business. In addition, as a result of Mr. Classon’s years of board experience for numerous companies, he brings valuable knowledge of corporate governance and provides valuable oversight.

Adrian Adams has served as our President and Chief Executive Officer and as a director since December 2011.  Prior to joining Auxilium, he served as Chief Executive Officer and Chairman of the Board of Directors of Neurologix, Inc. from September 2011 until November 2011.  Previously, he served as President and Chief Executive Officer and as a director of Inspire Pharmaceuticals, Inc. from February 2010 until May 2011, at which time Inspire was acquired by Merck & Co., Inc.  Prior to joining Inspire, Mr. Adams served as President and Chief Executive Officer of Sepracor Inc. from March 2007 until February 2010, at which time Sepracor was acquired by Dainippon Sumitomo Pharma Co., Ltd.  Prior to joining Sepracor, Mr. Adams was President and Chief Executive Officer of Kos Pharmaceuticals, Inc. from 2002 until its acquisition by Abbott Laboratories in December 2006.  Mr. Adams was appointed Chairman of the Board of Directors of AcelRx Pharmaceuticals, Inc. in February 2013 and recently served on the Board of Directors of Amylin Pharmaceuticals, Inc., from October 2007 to August 2012.  With over 30 years’ experience in the pharmaceutical industry, including extensive prior experience as a public company chief executive, Mr. Adams brings vision, leadership and proven experience in growing organizations, driving corporate development activities and successfully building pipelines to create value for Stockholders.

Peter C. Brandt has served as one of our directors since December 2010.  From February 2011, Mr. Brandt served on the Board of Directors, and from December 2012 also served as Chairman of the Board of Directors, of ePocrates, Inc. until March 2013 when ePocrates, Inc. was acquired by athenahealth, Inc.  Also, from November 2011 until March 2012, Mr. Brandt served as interim Chief Executive Officer and President of ePocrates, Inc.  Since September 2010, Mr. Brandt has served on the Board of Directors of Rexahn Pharmaceuticals, Inc.  Mr. Brandt was most recently President and Chief Executive Officer of Noven Pharmaceuticals, a specialty pharmaceutical company. He served as President, Chief Executive Officer, and as a member of the Board of Directors from early 2008 to late 2009, at which time Noven was acquired by Hisamitsu.  Before leading Noven, Mr. Brandt was the President of U.S. Pharmaceuticals Operations at Pfizer in 2006. Prior to leading Pfizer’s U.S. Pharmaceuticals Operations, Mr. Brandt held roles at Pfizer with both operational responsibilities — as President of Latin America Pharmaceuticals Operations — and global pharmaceuticals staff responsibilities — as Senior Vice President of Finance, Information Technology, Planning and Business Development, and Pfizer Health Solutions.  Mr. Brandt began his 28-year career at Pfizer in Finance. Mr. Brandt holds a BA from the University of Connecticut and an MBA from the Columbia School of Business.  Through his years of experience in the pharmaceutical industry, Mr. Brandt brings valuable strategic development, corporate leadership, operations and finance experience to the Board.

Oliver S. Fetzer, Ph.D., has served as one of our directors since December 2005.  In April 2009, Dr. Fetzer was appointed President, Chief Executive Officer and a member of the Board of Directors of Cerulean Pharma Inc.  Since April 2011, Dr. Fetzer has served as a member of the Board of Directors of Tecan Group Ltd.  From July 2004 until September 2007, Dr. Fetzer served as Senior Vice President, Corporate Development and Research & Development at Cubist Pharmaceuticals, Inc.  From January 2003 to July 2004, he served as Cubist Pharmaceuticals, Inc.’s Senior Vice President, Corporate Development and Chief Business Officer and, from July 2002 until January 2003, he served as its Senior Vice President, Business Development.  Before his time at Cubist Pharmaceuticals, Inc., commencing in 1993, Dr. Fetzer held various positions of increasing responsibility at the Boston Consulting Group (“BCG”), a leading management consulting firm, including Consultant, Project Leader, Manager and Vice President and Director.  Dr. Fetzer received a B.S. in Biochemistry from the College of Charleston (South Carolina), a Ph.D. in Pharmaceutical Sciences from the Medical University of South Carolina and an M.B.A. from Carnegie Mellon University.  Through his years of experience as an executive in the pharmaceutical industry, Dr. Fetzer brings valuable strategy and corporate development, drug discovery and development, medical affairs and project management experience to the Board.

Paul A. Friedman, M.D., has served as one of our directors since June 2010.  Dr. Friedman has served as a director of both Gliknik, Inc. and Durata Therapeutics, Inc. since 2013.  On January 13, 2014, Dr. Friedman retired as  Chief Executive Officer and President, but  continues to serve as a director of, Incyte Corporation.  From 1994 to 1998, Dr. Friedman served as President of Research & Development for the DuPontMerck Pharmaceutical Company; and from 1998 to 2001 as President of DuPont Pharmaceuticals Research Laboratories, a wholly owned subsidiary of the DuPont Company.  From 1991 to 1994, he served as Senior Vice President at Merck Research Laboratories.  Prior to his tenures at Merck and DuPont, Dr. Friedman was an Associate Professor of Medicine and Pharmacology at Harvard Medical School.  Dr. Friedman is a diplomat of the American Board of Internal Medicine and a member of the American Society of Clinical Investigation.  Dr. Friedman was a director of Bausch & Lomb Incorporated from June 2004 until its acquisition in October 2007 and a director of Sirtris Pharmaceuticals, Inc. from March 2008 until its acquisition in June 2008.  He received his A.B. in Biology from Princeton University and his M.D. from Harvard Medical School.  Dr. Friedman’s more than 20 years of experience in the pharmaceutical industry brings management and research and development expertise to the Board. In addition, his experience as a director of another publicly held life sciences company brings further oversight and corporate governance experience to the Board.

Nancy S. Lurker has served as one of our directors since June 2011.  She has served as Chief Executive Officer and a director of PDI, Inc. (“PDI”) since November 2008.  She has also served as a director of Mallinckrodt plc since June 2013.  Prior to joining PDI, Ms. Lurker was Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG, where she oversaw a product portfolio in multiple therapeutic areas from June 2006 to December 2007.  Prior to that, she served as President and Chief Executive Officer of ImpactRx, Inc. since 2003.  From 2000 to 2003, Ms. Lurker served as Group

Vice President — Global Primary Care Products for Pharmacia Corporation and as Global and US Vice-President for Detrol from 1998-2000 at Pharmacia.  From 1984 to 1998, Ms. Lurker rose from senior sales representative at Bristol Myer Squibb to various product management and business development positions, ultimately becoming Senior Director-Worldwide Cardiovascular Franchise Management of Bristol-Myers Squibb.  Ms. Lurker was a director of Elan Pharmaceuticals during 2005 and 2006; and of ConjuChem Biotechnologies Inc. from 2004 to 2006.  Ms. Lurker received a B.S. in Biology with high honors from Seattle Pacific University and an M.B.A. from the University of Evansville.  Ms. Lurker’s more than 25 years of experience in the life sciences industry brings valuable commercial, operations and general management experience to the Board.  In addition, her experience as a director of other publicly held life sciences companies brings further oversight and corporate governance experience to the Board.

William T. McKee has served as one of our directors since March 2009.  Mr. McKee was elected to the Board of Directors of Cerulean Pharma, Inc. on January 27, 2014.  Mr. McKee served as Chief Operating Officer and Chief Financial Officer for EKR Therapeutics, Inc. (“EKR”) from July 2010 until June 2012 when EKR was sold to Cornerstone Therapeutics Inc. (“Cornerstone”).  He is also the owner of MBJC Associates, LLC, a consulting firm.  Until March 2010, Mr. McKee served as the Executive Vice President and Chief Financial Officer of Barr Pharmaceuticals, LLC, a subsidiary of Teva Pharmaceutical Industries Limited (“Teva”) and the successor entity to Barr Pharmaceuticals, Inc. (“Barr”), an NYSE listed company, which was acquired by Teva in December 2008.  Mr. McKee was also Executive Vice President and Chief Financial Officer of Barr prior to its acquisition by Teva, after having served in positions of increasing responsibility at Barr from 1995 until its acquisition.  Prior to joining Barr, Mr. McKee served as Director of International Operations and Vice President-Finance at Absolute Entertainment, Inc. from June 1993 until December 1994.  From 1990 until June 1993, Mr. McKee worked at Gramkow & Carnevale, CPA’s, and from 1983 until 1990, he worked at Deloitte & Touche.  Mr. McKee received his Bachelor of Business Administration degree from the University of Notre Dame.  Through his years of experience as a chief financial officer and a public accountant, Mr. McKee provides valuable financial and leadership experience to the Board.

THE BOARD BELIEVES THAT THE ELECTION OF THE NOMINEES FOR DIRECTOR IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, THE BOARD RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR DIRECTOR.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by our Stockholders, the Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2014. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since October 2005. PricewaterhouseCoopers LLP has informed us it is not aware of any independence-related relationships between its firm and us other than the professional services discussed in “Independent Registered Public Accounting Firm Fees and Other Matters” below. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2014. Votes may be cast (i) FOR, (ii) AGAINST, or (iii) ABSTAIN.

Although Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by law, the Board believes that it is desirable to give our Stockholders the opportunity to ratify this selection. If this Proposal 2 is not approved at the Meeting, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change is advisable.

One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have an opportunity to make a statement and respond to appropriate questions from our Stockholders.

THE BOARD BELIEVES THAT THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014 IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

Independent Registered Public Accounting Firm Fees and Other Matters

Aggregate “Audit Fees” and “Audit-Related Fees” paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, for professional services rendered with respect to Fiscal 2013 and for the fiscal year ended December 31, 2012 (“Fiscal 2012”) were $1,595,000 and $1,233,807, respectively. These amounts consist of fees paid for professional services rendered with respect to the audit of our consolidated financial statements for Fiscal 2013 and 2012, the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, fees associated with comfort letters, consents and assistance with and review of documents filed with the SEC and advisory services related to corporate development and licensing transactions.  Tax fees of $60,000 for Fiscal 2013 represent tax transition services in connection with the acquisition of Actient Holdings, Inc. (“Actient”). In addition, “All Other Fees” paid to PricewaterhouseCoopers LLP during Fiscal 2013 and 2012 amounted to $141,800 and $1,800, respectively, and, for Fiscal 2013, principally represented fees related to pro-forma procedures performed by PricewaterhouseCoopers LLP to assist with the understanding of pro-forma financial disclosure requirements relating to the Actient acquisition and, for both Fiscal 2013 and 2012, included fees related to Comperio accounting software. There were no “Tax Fees” paid to PricewaterhouseCoopers LLP during Fiscal 2012. The following table summarizes the fees that we paid to PricewaterhouseCoopers LLP for Fiscal 2013 and Fiscal 2012:

	Fiscal 2013	Fiscal 2012
Audit Fees	$1,315,000	$735,000
Audit-Related Fees	280,000	498,807
Tax Fees	60,000	—
All Other Fees	141,800	1,800
Total	$1,796,800	$1,235,607

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved by the Audit Committee.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The prior approval of the Audit Committee was obtained for all services provided by PricewaterhouseCoopers LLP in Fiscal 2013 and Fiscal 2012.

Proposal 3:  Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) gives our Stockholders the right to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.  Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this Proxy Statement.

As described more fully under “Compensation Discussion and Analysis,” starting on page      , our executive compensation philosophy and programs are designed to meet our objectives of:

•                  Creating a compensation structure that links a meaningful portion of total compensation to our actual long-term performance against our strategic objectives, and named executive officer individual performance and behavior consistent with, and in furtherance of, our core values;

•                  Providing competitive target levels of compensation for executive officers, taking into account the compensation paid in the marketplace at comparable companies and the compensation paid by members of our peer group;

•                  Encouraging the accumulation and maintenance of meaningful equity ownership, and alignment of executive and Stockholder interests, by providing compensation that ties the interests of named executive officers to those of the our Stockholders by linking a significant portion of executive compensation directly to changes in Stockholder value over time; and

•                  Providing compensation that will enable us to attract, motivate and retain superior talent over the long-term.

We believe that providing a competitive compensation package to our named executive officers is critical to achieving the foregoing objectives and delivering our best results to our Stockholders.

In 2012, we defined the corporate vision, strategic objectives and core values of the Company to create a performance and people-centric culture that we believed would be a foundation for growth as well as a solid platform for achieving the defined strategic corporate objectives.  In defining our strategic objectives and core values, our goal was to align our compensation program to reinforce our pay-for-performance philosophy and reward high-performing employees with a focus on quantitative (the “what”) and qualitative (the “how”) performance metrics. For 2013, we continued to articulate performance metrics for incentive compensation consistent with our strategic objectives to advance the Company, as well as reinforce and build upon our core values.  Specifically, the Compensation Committee set goals for management designed to promote corporate growth through financial, research and development (“R&D”) and corporate development and licensing (“CD&L”) objectives.  We achieved significant strategic business successes during 2013 that furthered our objectives to grow the Company including:

•                  Issuing convertible debt and term loans, raising an aggregate of $625 million on favorable terms;

•                  Completing the acquisition of Actient Holdings, LLC (“Actient”) in April 2013 which significantly diversified our product portfolio by adding TESTOPEL®, the only long-acting implantable testosterone replacement therapy, Edex® , the leading branded non-oral drug for erectile dysfunction, Striant® a buccal system for testosterone delivery, and Osbon ErecAid®, a device for aiding erectile dysfunction, as well as a non-promoted respiratory franchise, including Theo-24 and Semprex -D, along with three other non-promoted products;

•                  Completing an in-licensing transaction with VIVUS, Inc. (“Vivus”) for the marketing rights to STENDRA, a new oral erectile dysfunction therapy, in the United States and Canada;

•                  Obtaining approval for XIAFLEX for the treatment of Peyronie’s disease (“Peyronie’s”) from the U.S. Food and Drug Administration (“FDA”);

•                  Completing a transaction with Swedish Orphan Biovitrum AB (“SOBI”) for the development, supply and commercialization of XIAPEX in certain Eurasian countries;

•                  Increasing stock price by 12% from December 31, 2012 and by 54% since the consummation of the Actient acquisition (measured as of January 17, 2014); and

•                  Successfully integrating Actient and tracking well against the synergy goal of $20 million by the end of 2014.

As a consequence of the foregoing achievements, we exceeded our corporate performance objectives for 2013.  In determining named executive officer compensation for 2013, the Compensation Committee considered this performance against our corporate objectives, as well as each named executive officer’s individual performance, macroeconomic conditions generally, our stock price appreciation and data from peer group companies compiled by our independent compensation consultant, Radford, an AON Hewitt subsidiary (“Radford”).  After reviewing the statistical data available to us, consulting Radford, and considering the objective and subjective metrics of management’s performance, the Compensation Committee made the following decisions regarding named executive officer compensation for 2013:

•                  In keeping with our pay-for-performance philosophy: (i) the portion of the performance-based restricted stock unit awards (“RSUs”) granted to our named executive officers at the beginning of 2013 that could have been earned if the Company achieved a specified net income target (as adjusted following the Actient acquisition) were awarded at 100% of target; and (ii) the portion of the performance-based RSUs granted to our named executive officers at the beginning of 2013 that could have been earned relating to the timing of the U.S. Food and Drug Administration (“FDA”) approval of XIAFLEX for the treatment of Peyronie’s were awarded at 50% of target based on the Compensation Committee’s assessment of the quality and timing of the final label;

•                  The Compensation Committee determined that 120% performance had been achieved with respect to the corporate achievement factor under the 2013 bonus plan, contributing in large part to bonus payouts to named executive officers ranging from 95% to 145% of target, as discussed in more detail below in the Compensation Discussion and Analysis under the section entitled “Short-Term Incentive Awards”; and

•                  Merit-based salary increases and stock option and RSU grants were awarded to the named executive officers based on each named executive officer’s 2013 performance as discussed in more detail below in the Compensation Discussion and Analysis under the sections entitled “Salary” and “Long-Term Incentive Awards”, respectively.

The Compensation Committee also continued to evaluate our executive compensation program and adopted stock ownership guidelines in 2013, and for 2014 the Compensation Committee adopted relative total shareholder return as a performance metric and moved to a three-year performance measurement period, as discussed in more detail below in the Compensation Discussion and Analysis under the section entitled “Long-Term Incentive Awards”.

Our compensation practices emphasize rewarding our executives when they deliver targeted financial and operational results, as well as perform in a manner that is consistent with, and in furtherance of, our core values.  We believe that our executive compensation program is reasonable, competitive and strongly-focused on pay for performance principles.  This belief was reinforced by the significant support we received from our Stockholders with respect to the compensation of our named executive officers pursuant to the advisory say-on-pay vote we conducted in May 2013.  Our Compensation Committee continually evaluates our philosophy and practices in connection with the annual compensation process.

We believe that our executive compensation policies have enabled us to attract and retain talented and experienced senior executives.

In sum, we believe that the Fiscal 2013 compensation of our named executive officers was appropriate and aligned with our Fiscal 2013 results and positions us for growth in future years.  Accordingly, the Board recommends that our Stockholders vote, on an advisory basis, in favor of the following resolution:

RESOLVED, that the Stockholders of Auxilium Pharmaceuticals, Inc. approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the Proxy Statement for the Meeting.

While the vote is not binding on us, our Board and Compensation Committee value the opinions expressed by our Stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD BELIEVES THAT THE COMPENSATION PACKAGE FOR OUR NAMED EXECUTIVE OFFICERS IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THIS COMPENSATION PACKAGE.

Proposal 4:  Approval of the Amendment and Restatement of the Company’s Certificate of Incorporation

Our Board has determined that it is in the Company’s best interests and in the best interests of our Stockholders to amend and restate our Fifth Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 120,000,000 to 150,000,000 shares (the “common stock amendment”).  As of April 1, 2014, the Record Date, there were [NUMBER] shares of our common stock outstanding.  In addition, as of the same date, shares of common stock are reserved for issuance upon:  (i) the exercise of options and the vesting and award of restricted stock and contingent stock awards (such as performance-based shares) under our Equity Compensation Plan; (ii) the conversion of the Company’s outstanding senior convertible notes, (iii) the exercise of currently outstanding warrants related to our outstanding senior convertible notes; and the exercise of currently outstanding warrants issued by us as consideration in the April 26, 2013 acquisition of Actient Holdings, LLC.  These reserved shares total [NUMBER] shares as of the Record Date.  As of the Record Date, only [NUMBER] shares of common stock remain available for future issuance.

On February 19, 2014, the Board unanimously approved the proposed increase of our authorized common stock.  At that time, our Board directed that the proposed authorized common stock increase be submitted for approval by the Stockholders at the 2014 Annual Meeting.  The proposed Sixth Amended and Restated Certificate of Incorporation containing such proposed authorized common stock increase is attached hereto as Appendix A.

The proposed authorized common stock increase would increase the number of shares of common stock the Company is authorized to issue by 30,000,000 shares of common stock.  Thus, if Proposal 4 is approved, the total authorized common capital stock of the Company would increase from 120,000,000 shares to 150,000,000 shares.

The additional common stock proposed to be authorized under the common stock amendment would have rights identical to our currently outstanding common stock.  If the proposed authorized common stock increase is approved, it will become effective upon the acceptance for filing of the Sixth Amended and Restated Certificate of Incorporation by the Secretary of State of the State of Delaware.

Reasons for Increasing the Number of Authorized Shares

Our Board has determined that the proposal to increase the number of shares of authorized stock is desirable and in the Stockholders’ best interest because it would provide the Company with the ability to support its present capital needs and future anticipated growth and would provide the Company with the flexibility to consider and respond to future business opportunities and needs as they arise, including equity offerings, convertible debt offerings, acquisitions, issuances under stock incentive plans and other corporate purposes.  The availability of additional shares of common stock would permit the Company to undertake certain of the foregoing actions without delay and expense associated with holding a special meeting of Stockholders to obtain Stockholder approval each time such an opportunity arises that would require the issuance of shares of our common stock.  We have no current agreements for the foregoing.

Notwithstanding the foregoing, authorized but unissued shares of common stock may also enable the Company’s Board to render more difficult or to discourage an attempt to obtain control of the Company.  One of the consequences of such an action would be to protect the continuity of or entrench the Company’s management.  This may adversely affect the market price of the Company’s common stock.  If, in the due exercise of its fiduciary obligations, for example, the Company’s Board were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the Board without Stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transactions by diluting voting or other rights of the proposed acquirer or insurgent Stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.  We have no current intention to issue shares for anti-takeover purposes.

Vote Required

The amendment and restated of the Company’s Certificate of Incorporation to increase the authorized common stock capital of the Company from 120,000,000 to 150,000,000 shares will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval.

THE BOARD BELIEVES THAT THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, IT RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT.

Proposal 5: Approval of the Amended and Restated Equity Compensation Plan

                On March 24, 2014, the Board unanimously approved the amendment and restatement of the Equity Compensation Plan, subject to approval by the Stockholders of the Company at the Meeting, to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,500,000 shares from 15,800,000 to 18,300,000 shares and to increase the fungible share counting ratio from 1.7 shares to 1.88 shares for shares issued in respect of stock awards, stock units, or other equity-based awards (other than stock appreciation rights).  Accordingly, the amendment and restatement provides that shares issued in respect of any stock awards, stock units, or other equity-based awards (other than stock appreciation rights) are counted against the aggregate share limit as 1.88 shares for every one share actually issued in connection with the award.

The Board has directed that the proposal to amend and restate the Plan be submitted to the Company’s Stockholders for their approval at the Meeting. Stockholder approval of the amendment and restatement of the Plan is being sought (i) so that compensation attributable to grants under the Plan may continue to qualify for an exemption from the $1 million deduction limit under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the Nasdaq Global Market listing requirements. If the Stockholders do not approve the amendment and restatement of the Plan at the Meeting, the amendment and restatement of the Plan will not become effective, and the number of shares authorized for issuance under the Plan will not be increased by 2,500,000 shares and the fungible share counting ratio will continue to be 1.7 shares.

The Board believes that our interests and the interests of our Stockholders will be advanced if we can continue to offer our employees, notably at the senior management level, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us. The Board has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the Plan. Accordingly, the Board has determined that the number of shares of Company common stock available for issuance or transfer under the Plan should be increased so that we may continue our compensation structure and strategy and succession planning process.

The affirmative vote of a majority of the votes cast at the Meeting is required to adopt and approve the amendment and restatement of the Plan, provided a quorum is present in person or by proxy. Votes may be cast FOR or AGAINST or you may ABSTAIN.

For information with respect to grants to certain executive officers in Fiscal 2013 under the Plan, see the table captioned “Grants of Plan-Based Awards” on page      and for information with respect to grants to the Company’s non-employee directors, see page      .

The material terms of the proposed amendment and restatement of the Plan are summarized below. A copy of the full text of the Plan is attached to this Proxy Statement as Appendix B. This summary of the Plan is not intended to be a complete description of the Plan. This summary is qualified in its entirety by the actual text of the Plan to which reference is made.

THE BOARD BELIEVES THAT THE AMENDMENT AND RESTATEMENT OF THE PLAN IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND, THEREFORE, IT RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT.

Material Terms of the Plan

Purposes and Effects. The Plan was adopted by the Board and approved by the Company’s Stockholders in June 2004. Amendment 2006-1 to the Plan was approved by the Company’s Stockholders in June 2006, and was further amended and restated by the Compensation Committee of the Board on October 3, 2006. The Plan was further amended with the approval of the Company’s Stockholders in June 2007 and in June 2009, was amended and restated in December 2009 by the Compensation Committee of the Board, and amended and restated with the approval of the Company’s Stockholders in June 2011 and in June 2012. The purpose of the Plan is to attract and retain employees, non-employee directors, consultants and advisors. The Plan provides for the issuance of incentive stock options, nonqualified stock options, stock awards, stock units, dividend equivalents and other equity-based awards. The Plan provides an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our Stockholders.

Administration of the Plan. The Plan is administered by the Compensation Committee of the Board. The Compensation Committee determines all of the terms and conditions applicable to grants under the Plan. The Compensation Committee determines who receives grants under the Plan and the number of shares of our Company common stock that will be subject to grants. Grants to our non-employee directors may only be made by the Board.

Share Reserve. The Plan currently has 15,800,000 shares of the Company common stock authorized for issuance, of which [NUMBER] shares of Company common stock have been issued and [NUMBER] shares of Company common stock have been reserved for issuance with respect to outstanding awards under the Plan, both as of March 31, 2014.  Pursuant to the amendment and restatement of the Plan, up to 18,300,000 shares of Company common stock will be authorized for issuance, subject to adjustment as described below. The Plan currently provides that, for each share issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights), the number of shares authorized for issuance under the Plan will be reduced by 1.7 shares. Pursuant to the amendment and restatement of the Plan, for each share issued pursuant to stock awards, stock units and other equity-based awards (other than stock appreciation rights), the number of shares authorized for issuance under the Plan will be reduced by 1.88 shares.  We intend to register the additional 2,500,000 shares of Company common stock authorized for issuance under the Plan as soon as practicable after the Meeting.

The Plan contains a limit of 500,000 shares as the maximum number of shares of Company common stock that may be issued with respect to all grants other than dividend equivalents to an individual in any calendar year, subject to adjustment as described below.  A grantee may not accrue dividend equivalents during any calendar year in excess of $100,000. Stockholder approval of the amendment and restatement of the Plan will constitute reapproval of the 500,000 annual individual share limit and $100,000 annual dividend equivalent limit in the Plan for purposes of section 162(m) of the Code.

If any options or stock appreciation rights under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if and to the extent any stock awards, stock units or other equity-based awards under the Plan are forfeited, the shares subject to such grants will again be available for purposes of the Plan; provided that with respect to shares subject to stock awards, stock units or other equity-based awards (other than stock appreciation rights) that are forfeited under the Plan, such forfeited shares will increase the pool by 1.7 shares for each share forfeited. If any shares of Company common stock are surrendered in payment of the exercise price of an option or withheld or surrendered for payment of taxes, those shares will not be available again for grants under the Plan. If stock appreciation rights are granted as other equity-based awards, the full number of shares subject to the stock appreciation rights will be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. If any grants are paid in cash, and not in shares of Company common stock, any shares of Company common stock subject to such grants will not count against the foregoing share limits.

Adjustments. In connection with stock splits, reverse stock splits, stock dividends, recapitalizations and other events affecting Company common stock without the Company’s receipt of consideration, the maximum number of shares of Company common stock reserved for issuance as grants, the maximum number of shares of Company common stock that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the Plan, and the price per share or market value of any outstanding grants will be equitably adjusted by the Compensation Committee, as the Compensation Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under grants; provided, however, that any fractional shares resulting from such adjustments shall be eliminated. The Compensation Committee will have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by the terms of the Plan or applicable law, including in the event of a change of control. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Compensation Committee will be final, binding and conclusive.

Eligibility. All of our employees and employees of our subsidiaries are eligible to receive grants under the Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive grants under the Plan. As of April 1, 2014, approximately [NUMBER] persons are eligible as employees or non-employee directors to receive awards under the Plan, including [NUMBER] executive officers and [NUMBER] non-employee directors. Consultants and advisors who perform services for us and our subsidiaries are also eligible to receive grants under the Plan, although we do not have current plans to make grants to such individuals.

Vesting. The Compensation Committee determines the vesting of awards granted under the Plan, subject to certain limitations as described in more detail in the Plan. Stock awards, stock units or other equity-based awards (other than stock appreciation rights) are subject to certain minimum vesting requirements as described in more detail in the Plan.

Options. Under the Plan, the Compensation Committee may grant options to purchase shares of Company common stock in amounts and at exercise prices as the Compensation Committee determines. Under the Plan, the Compensation Committee may grant options intended to qualify as incentive stock options under section 422 of the Code, or nonqualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to employees. The exercise price of an incentive stock option cannot be less than the fair market value of a share of Company common stock on the date the option is granted. If an incentive stock option is granted to a 10% Stockholder, the exercise price cannot be less than 110% of the fair market value of a share of Company common stock on the date the option is granted. The exercise price of a nonqualified stock option may be equal to or greater than the fair market value of a share of Company common stock on the date the option is granted, as determined by the Compensation Committee.

The exercise price for any option is generally payable:

•      in cash;

•      as permitted by the Compensation Committee, by the surrender of shares of Company common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price;

•      by payment through a broker in accordance with procedures established by the Federal Reserve Board; or

•      by another method approved by the Compensation Committee.

The term of an option cannot exceed ten years from the date of grant. If an incentive stock option is granted to a 10% Stockholder, the term cannot exceed five years from the date of grant.

Except as provided in the grant instrument or as otherwise determined by the Compensation Committee, an option may only be exercised while a grantee is employed by or providing service to us or our subsidiaries or during an applicable period after termination of employment or service. Under the Plan, the Compensation Committee may accelerate the exercisability of any or all options at any time for any reason.

Stock Awards. Under the Plan, the Compensation Committee may grant stock awards. A stock award is an award of Company common stock that may be issued for consideration or no consideration and may be subject to restrictions as the Compensation Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a grantee awarded a stock award will have all of the rights of a Stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. All unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise in the grant instrument.

Stock Units. Under the Plan, the Compensation Committee may grant stock units. Stock units are phantom units that represent shares of Company common stock on a one-for-one basis. Stock units become payable on terms and conditions determined by the Compensation Committee and will be payable in cash or shares of Company common stock as determined by the Compensation Committee. All unvested stock units are forfeited if the grantee’s employment or service terminates for any reason, unless the Compensation Committee determines otherwise in the grant instrument.

Other Equity-Based Awards. Under the Plan, the Compensation Committee may grant other types of awards that are based on, measured by, or payable in shares of, Company common stock, including stock appreciation rights. The Compensation Committee will determine the terms and conditions of such awards. Other equity-based awards may be payable in cash, shares of Company common stock or a combination of the two.

Dividend Equivalents. Under the Plan, the Compensation Committee may grant dividend equivalents in connection with any grant made under the Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Compensation Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of Company common stock or in a combination of the two. The Compensation Committee will determine whether they will be conditioned upon the exercise, vesting or payment of the grant to which they relate and the other terms and conditions of the grant.

Qualified Performance-Based Compensation. The Plan permits the Compensation Committee to impose performance goals that must be met with respect to grants of stock awards, stock units, dividend equivalents and other equity-based awards that are intended to meet the exception for qualified performance-based compensation under section 162(m) of the Code. Prior to, or soon after, the beginning of the performance period, the Compensation Committee will establish the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following criteria: total Stockholder return; total Stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes; earnings before interest expense, taxes, depreciation and amortization; earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; regulatory filings; regulatory approvals; or other operational, regulatory or departmental objectives. Stockholder approval of the amendment and restatement of the Plan will constitute reapproval of the foregoing list of performance criteria for purposes of section 162(m) of the Code.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Company common stock that would otherwise be due to the grantee in connection with a grant under the Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Change of Control. If we experience a change of control and we are not the surviving corporation, unless the Compensation Committee determines otherwise, all outstanding options will be assumed or replaced with comparable options by the surviving corporation, and other outstanding grants will be converted into similar grants of the surviving corporation.

The Compensation Committee may also provide that:

•      outstanding options will become exercisable in whole or in part upon the change of control or such other event as the Board determines;

•      restrictions and conditions on stock awards will lapse in whole or in part upon the change of control or upon such other event as the Compensation Committee determines;

•      grantees holding stock units, dividend equivalents and other equity-based awards will receive payment in settlement of their awards in an amount and on terms determined by the Compensation Committee;

•      grantees will be required to surrender their outstanding options in exchange for a payment or payments by us, in cash or in shares of Company common stock, in an amount by which the fair market value of the underlying shares of Company common stock exceeds the exercise price, if any, on such terms as the Compensation Committee determines; or

•      after grantees have the opportunity to exercise their options, any unexercised options will be terminated on the date determined by the Compensation Committee.

In general terms, a change of control under the Plan occurs if:

•      a person, entity or affiliated group acquires more than 50% of our then outstanding voting securities;

•      we merge with another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•      we sell or dispose of all or substantially all of our assets;

•      we are liquidated or dissolved; or

•      directors are elected to the Board such that a majority of the members of the Board will have been members of the Board for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

Amendment; Termination. The Board may amend or terminate the Plan at any time; except that our Stockholders must approve any amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by the Board or extended with Stockholder approval, the Plan will terminate on June 12, 2017.

Clawback and Other Company Policies. All grants made under the Plan are subject to any compensation, clawback or recoupment policy that may be applicable to employees of the Company, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the Plan. In addition, all Grants under the Plan are subject to the Grantee’s compliance with all rules, regulations, policies and procedures of the Company, as in effect from time to time, including the Company’s Code of Conduct and Insider Trading Policy and any rules or policies that may be adopted by the Company from time to time to restrict or prohibit actual or perceived conflicts of interest.

Stockholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other equity-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code as described under “Qualified Performance-Based Compensation” above, the Plan must be re-approved by the Company’s Stockholders no later than the first Stockholders meeting that occurs in the fifth year following the year in which the Stockholders previously approved the Plan.

Grants Under the Plan. Grants under the Plan are discretionary, so it is currently not possible to predict the number of shares of our common stock that will be granted or who will receive grants under the Plan after the Meeting. As of April 1, 2014, [NUMBER] shares of Company common stock have been issued and [NUMBER] shares are subject to outstanding awards under the Plan.

The last sales price of a share of Company common stock on April 1, 2014 was $[PRICE] per share.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of Stockholders considering how to vote at the Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of Company common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an incentive stock option, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Company common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and any stock appreciation rights granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other equity-based awards granted under the Plan may be designated as qualified performance-based compensation if the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

For each of these proposals, abstentions and broker non-votes will have no effect on the outcome of the vote.

Other Matters

As of the date of this Proxy Statement, the Board does not know of any other matters that may come before the Meeting, other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the Meeting or any adjournments or postponements thereof, it is intended that holders of the proxies will vote thereon in their discretion.

Deadline for Submission of Stockholder Proposals for the 2015 Annual Meeting of Stockholders

Proposals of Stockholders intended to be presented at the 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on December 11, 2014 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Andrew I. Koven, Secretary of Auxilium, at the address set forth below.

In addition, our Bylaws require that we be given advance notice of Stockholder nominations for election to the Board and of other business that Stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 as described above). Such nominations and proposals, other than those made by or on behalf of the Board, must be made by notice in writing delivered to the Secretary at the address set forth below, and received no earlier than January 21, 2015 and no later than February 20, 2015, assuming that the 2015 Annual Meeting of Stockholders is to be held between May 6, 2015 and July 19, 2015, as we currently anticipate. In the event that the 2015 Annual Meeting of Stockholders is not held between May 6, 2015 and July 19, 2015, notice of Stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2015 Annual Meeting of Stockholders and no later than 90 days before the date of the 2015 Annual Meeting of Stockholders or the 10th day following our first public announcement of the date of such meeting, whichever is later. Our Bylaws also require that such notice contain certain additional information. Copies of our Bylaws can be obtained without charge from the Secretary.

Proposals and notices mailed should be addressed to Andrew I. Koven, Secretary, Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, PA 19087.

CORPORATE GOVERNANCE

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees. Our Code of Conduct contains written standards designed to deter wrongdoing and to promote:

•      honest and ethical conduct by our directors, officers and employees, including the ethical handling of actual or apparent conflicts of interest;

•      full, fair, accurate, timely, and understandable disclosure in reports and documents that we submit to the SEC and in our other public communications;

•      compliance with applicable governmental laws, rules and regulations;

•      the prompt internal reporting of violations of our Code of Conduct to appropriate persons or through our hotline; and

•      accountability for adherence to our Code of Conduct.

Our Code of Conduct is posted on our website at www.auxilium.com under the heading “For Investors—Corporate Governance.” We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on our web site under the heading “For Investors—Corporate Governance”.

Committees and Meetings of our Board of Directors

Board of Directors. Our Corporate Governance Guidelines provide that directors are expected to prepare for, attend and participate in all Board meetings, meetings of committees on which they serve and our Annual Meeting of Stockholders.  The Board held nineteen (19) meetings during Fiscal 2013. Throughout this period, each member of the Board attended or participated in at least 75% of the aggregate of the total number of duly constituted meetings of the Board held during the period for which such person had been a director, and the total number of meetings held by all committees of the Board on which each such director served during the periods the director served. The Board has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, each of which operates under a charter that has been approved by the Board. Each of these charters is posted on our website at www.auxilium.com under the heading “For Investors—Corporate Governance.”  All of our current directors attended the 2013 Annual Meeting.

Compensation Committee. Our Compensation Committee Charter is posted on our website at www.auxilium.com under the heading “Investors—Corporate Governance.”  Specific responsibilities of our Compensation Committee include:

•      establishing and periodically reviewing our compensation philosophy and the adequacy of our compensation plans and programs;

•      preparing our report on executive compensation for inclusion in our annual proxy statement in accordance with SEC rules and regulations;

•      reviewing and approving compensation of our executive officers and directors;

•      administering our stock incentive and employee stock purchase plans;

•      reviewing and making recommendations to our Board with respect to incentive compensation and equity plans; and

•      developing succession planning for our Chief Executive Officer and overseeing the development of succession planning for such other key positions, as the Board may direct, and, in all cases, recommending such succession planning to the Board.

Our Compensation Committee is composed solely of “independent directors” under applicable NASDAQ listing standards. The members of our Compensation Committee are Dr. Fetzer (Chairman), Mr. Classon and Dr. Friedman. Our Compensation Committee held eight (8) meetings during Fiscal 2013.

The Compensation Committee retained Radford as an independent compensation consulting firm during 2013.  Radford reported directly to the Compensation Committee.  The executive compensation consulting services provided by Radford with respect to 2013 totaled $74,187.50.  During this time, neither Radford nor its parent AON Hewitt has provided any other services to us.  The Compensation Committee has a standing directive that management may not engage Radford for any other services without Compensation Committee consent.

Additional information about the processes and procedures the Compensation Committee follows in considering and setting executive compensation is provided under “Compensation Discussion and Analysis.”

Audit Committee. Our Audit and Compliance Committee Charter is posted on our website at www.auxilium.com under the heading “Investors—Corporate Governance.” Our Audit and Compliance Committee (the “Audit Committee”) assists the Board in its oversight and review of:

•      our accounting and financial reporting processes;

•      the audits of our financial statements, including the integrity of our financial statements;

•      our critical accounting policies and estimates;

•      the effects and appropriateness of reporting non-GAAP financial measures;

•      risk management;

•      compliance;

•      the preparation of the report required to be included in our annual proxy statement in accordance with SEC rules and regulations;

•      the adequacy and effectiveness of our internal controls;

•      our independent auditors’ qualifications and independence; and

•      the performance of our independent auditors.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors, overseeing their work and monitoring the rotation of partners on our engagement team, as required by law. All audit services and all non-audit services to be provided to us by our independent auditors must be approved in advance by the Audit Committee. The Audit Committee also discusses with management and our independent auditors the results of the annual audit and review of our quarterly financial statements.

The current members of the Audit Committee are Mr. McKee (Chairman), Mr. Brandt, and Ms. Lurker, each of whom is an “independent director” under applicable NASDAQ listing standards. The Board has determined that Mr. McKee is an “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee held fourteen (14) meetings during Fiscal 2013.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee Charter is posted on our website at www.auxilium.com under the heading “Investors—Corporate Governance.” Specific responsibilities of our Nominating and Corporate Governance Committee include:

•      identify and recommend nominees for election to our Board;

•      consider resignations of directors that are tendered pursuant to certain provisions of our Bylaws and determine whether to recommend to our Board that any such resignation be accepted;

•      develop and recommend to our Board our corporate governance principles; and

•      oversee the evaluation of our Board and management.

Our Nominating and Corporate Governance Committee is composed solely of “independent directors” under applicable NASDAQ listing standards. The members of our Nominating and Corporate Governance Committee are Mr. Classon (Chairman), Dr. Fetzer, and Mr. McKee.  Our Nominating and Corporate Governance Committee held three (3) meetings during Fiscal 2013.

Board Leadership Structure

Auxilium has a board leadership structure under which the roles of Chairman of the Board and Chief Executive Officer are separate. The Board believes that it is prudent governance to separate these two functions so that the Chairman of the Board can serve as a check and balance to the Chief Executive Officer and so that the Board can exercise a strong, independent oversight function.

Our Board is currently comprised of six independent directors and one management director, who is also our Chief Executive Officer and President. All of our independent directors are highly accomplished and experienced business people in their respective fields, who have demonstrated leadership and are familiar with board processes. For additional information about the backgrounds and qualifications of our directors, see Proposal 1: Election of Directors in this Proxy Statement.

Our Board has three standing committees—Audit, Compensation, and Nominating and Corporate Governance. Each of the committees is comprised solely of independent directors and has a separate, independent chair. The chair of each of these committees is responsible for directing the work of the committee in fulfilling its responsibilities, see “Committees and Meetings of our Board of Directors” in this Proxy Statement.

The Board’s Role in Risk Oversight

The Board has primary responsibility for overseeing the Company’s risk management and administers its oversight responsibility for risk management directly and through its committees, as follows:

•      The Audit Committee periodically discusses with management our policies and guidelines regarding risk assessment and risk management, including our enterprise-wide risk assessments, as well as our major financial risk exposures and the policies and procedures that management has put into place to monitor and control such exposures. In addition, the Audit Committee periodically receives reports from our Chief Compliance Officer and our Director of Internal Audit on their assessments of our risk management process and the effectiveness of our systems of internal control. The Audit Committee also annually reviews our Code of Conduct. The Audit Committee meets regularly with the senior personnel performing our internal audit, our General Counsel, Chief Compliance Officer, our independent auditors and our outside counsel to review our policies and procedures regarding disclosures that may impact the financial statements and compliance with applicable laws and regulations and our Code of Conduct. The Audit Committee oversees disclosure controls and procedures, including applicable internal control over financial reporting. In addition, the Audit Committee reviews and discusses the annual report of management on the effectiveness of our internal control over financial reporting. The Audit Committee periodically reviews the monitoring systems that we have implemented with respect to compliance with applicable laws and regulations in order to assess the adequacy and proper operation of our monitoring systems and controls and procedures in bringing to the attention of the Board material compliance risks that we face as it executes on corporate strategy. The Audit Committee meets periodically with our General Counsel and our Chief Compliance Officer, and other senior personnel responsible for compliance with the applicable legal and regulatory requirements.

•      The Compensation and Nominating and Corporate Governance Committees oversee risks associated with their respective areas of responsibility, including, without limitation, the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

•      The Board is kept apprised of each committee’s risk oversight and other activities through a report from each committee Chairman to the full Board. These reports are presented at regular Board meetings and include discussions of committee agenda topics, including matters involving risk oversight.

•      The Board considers specific risk topics, including risks associated with our strategic plan, capital structure, financing, marketing and development activities, operations, litigation, and business affairs. Management routinely informs the Board of, and the Board routinely queries management with respect to, developments that could materially affect our risk profile or other aspects of our business.

Director Candidates

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, retention for a fee of search firms, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

In considering whether to recommend any particular candidate for inclusion on the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria contained in the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s understanding of, and experience in, the pharmaceutical industry, understanding of, and experience in, accounting oversight and governance, finance and marketing and leadership experience with public companies or other significant organizations. While we do not have a formal policy regarding the consideration of diversity in identifying director candidates, the Nominating and Corporate Governance Committee also considers how the candidate can contribute to the Board in a way that can enhance perspective and experiences through diversity in gender, ethnic background, geographic origin, and professional experience (public, private and non-profit sectors). We believe that the backgrounds and qualifications of our directors as a whole should collectively represent a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, information about the relationship between the candidate and the recommending Stockholder, the consent of the candidate to serve as a director and proof of the number of shares of our common stock that the recommending Stockholder owns and the length of time the shares have been owned to the Nominating and Corporate Governance Committee via U.S. Mail (including courier or expedited delivery service) to the address set forth below. Assuming that appropriate material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate Stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Candidate and related information should be sent to the address listed below:

Nominating and Corporate Governance Committee

c/o Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth herein under the heading “Deadline for Submission of Stockholder Proposals for the 2015 Annual Meeting of Stockholders” beginning on page    .

Communicating with our Directors

Our Board will give appropriate attention to written communications that are submitted by Stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from our Stockholders and for providing copies or summaries of such correspondence to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to the Board as a whole should send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Stockholders who wish to send communications on any topic to an individual director in his or her capacity as a member of the Board, may send such communications to the attention of the individual director via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, PA 19087

Report of the Audit and Compliance Committee

The Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is composed of three independent directors and operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the Company’s audited consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies applied by management in the preparation of the Company’s consolidated financial statements, as well as management’s assessment of the effectiveness of the Company’s internal controls over financial accounting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant that firm’s independence.

The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss their respective evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting and the scope and plans for their respective audits.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

The members of the Audit Committee are William T. McKee (Chairman), Peter C. Brandt, and Nancy S. Lurker.

Respectfully submitted,

By the Audit and Compliance Committee of the Board of Directors

of Auxilium Pharmaceuticals, Inc.

William T. McKee, Chairman

Peter C. Brandt

Nancy S. Lurker

Certain Relationships and Related Party Transactions

Review, Approval or Ratification of Transactions with Related Parties. We engage in a process whereby we identify and review all relationships and transactions in which Auxilium and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the company or a related party has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to Auxilium or a related party are disclosed in our proxy statement. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our legal department and the Audit Committee consider, among other factors:

•                  the nature of the related party’s interest in the transaction;

•                  the material terms of the transaction, including, without limitation, the amount and type of transaction;

•                  the importance of the transaction to the related party;

•                  the importance of the transaction to Auxilium;

•                  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Auxilium; and

•                  any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Director Independence.  The Board has determined that each of our current directors, except for Mr. Adams, is an “independent director” as such term is defined under the applicable NASDAQ listing standards and in the Company’s Corporate Governance Guidelines. The Board also has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the SEC, the Internal Revenue Service, the Company’s Corporate Governance Guidelines and applicable Committee charters. Our Corporate Governance Guidelines are posted on our web site at www.auxilium.com under the heading “For Investors—Corporate Governance.”

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s non-employee directors for 2013. Directors who are employees of the Company receive no compensation for their services as directors or as members of Board committees.

2013 Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Option Awards (4) (5) ($)	Total ($)
Mr. Brandt	72,500	71,850	35,949	180,299
Mr. Classon	95,698	103,652	35,949	235,299
Dr. Fetzer	80,000	71,850	35,949	187,799
Dr. Friedman	30,066	101,784	35,949	167,799
Ms. Lurker	65,000	71,850	35,949	172,799
Mr. McKee	92,500	71,850	35,949	200,299

(1)                  Pursuant to the Board Compensation Program, which was amended and effective as of June 21, 2012 and described more fully below, each of the non-employee members of the Board (Mr. Brandt, Mr. Classon, Dr. Fetzer, Dr. Friedman, Ms. Lurker, and Mr. McKee) received an annual retainer of $50,000 for all services rendered as directors during 2013. The Chairman of the Board, Mr. Classon, received an additional retainer in the amount of $50,000, for a total annual retainer of $100,000. The retainer amount was paid in quarterly installments as of the last day of each calendar quarter.  As described in footnote 2 below, directors may elect to receive some or all of their annual retainer in Company common stock, so any such portion received in the form of Company common stock is reflected in the “Stock Awards” column of this table.  For Fiscal 2013, Mr. Classon elected to receive 25% of his annual retainers in Company common stock and Dr. Friedman elected to receive 50% of his annual retainers in Company common stock.

For Fiscal 2013, each non-employee director serving as a chairperson or a member of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee or any Special Ad Hoc Committee received additional cash compensation as follows:

Committee	Retainer ($)
Audit and Compliance Committee
Chairman	30,000
Non-Chairman	15,000

Compensation Committee
Chairman	25,000
Non-Chairman	10,000

Nominating and Corporate Governance Committee
Chairman	10,000
Non-Chairman	5,000

Committee	Fee per Meeting ($)
Special or Ad Hoc Committee	1,500

(2)                  Pursuant to the Board Compensation Program, as amended on June 21, 2012 and further amended on February 8, 2013 (the “Board Compensation Program”), each director may elect to receive shares of Company common stock under our Equity Compensation Plan in lieu of cash for all or a specified portion of the retainer and attendance fees earned each year. Each director must make the election prior to December 31 of the year preceding the year in which the fees will be earned, and no changes can be made to the election during the year for which the election has been made.  For Fiscal 2013, Mr. Classon elected to receive 25% of his annual retainers in Company common stock and Dr. Friedman elected to receive 50% of his annual retainers in Company common stock. Retainer and attendance fees are paid quarterly in arrears. The number of shares to be issued to a director who has elected to receive a portion of his fees in common stock is determined by calculating the total fees owed for a given quarter and dividing that amount by the closing price of a share of Company common stock on the last trading day of the quarter in which the fees were earned.  In addition, also pursuant to the Board Compensation Program, as amended on June 21, 2012, each director received a grant of 5,000 shares of restricted stock on May 1, 2013, which will vest on the date of the Meeting.  The value of this restricted stock grant, made in accordance with footnote 3 below, is $71,850 for each director.  Directors may irrevocably elect to defer receipt of their annual stock grant until the end of their Board service.  For the 2013 grants reflected in this column, Messrs. Classon, Fetzer, and McKee and Ms. Lurker elected to defer their 2013 stock grants.

(3)                  This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for shares of Company common stock issued in lieu of directors’ fees in cash in 2013 and 5,000 restricted shares issued to each director. The grant date fair values of the stock awards have been determined based on the assumptions set forth in our 2013 Consolidated Financial Statements (Note 16(g), Page 165) in our Form 10-K as filed with the SEC.

(4)                  This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for all stock option awards granted in 2013. The grant date fair values of the stock option awards have been determined based on the assumptions set forth in our 2013 Consolidated Financial Statements (Note 16(g), Page 165) in our Form 10-K as filed with the SEC.

(5)                  In Fiscal 2013, pursuant to the Board Compensation Program the Company also granted nonqualified stock options to purchase 5,000 shares of Company common stock to each of Mr. Brandt, Mr. Classon, Dr. Fetzer, Dr. Friedman, Ms. Lurker, and Mr. McKee. The options have an exercise price of $14.37 per share, the closing market price of a share of Company common stock on the date of grant, May 1, 2013. The options vest 100% on the date of Meeting. The total option awards outstanding and exercisable for each director as of December 31, 2013 are as follows: Mr. Brandt, 35,000; Mr. Classon, 315,000; Dr. Fetzer, 110,000; Dr. Friedman, 35,000; Ms. Lurker, 20,000; and Mr. McKee, 65,000.

We implemented stock ownership guidelines and holding requirements for our directors as part of the Board Compensation Program such that each director must hold a number of shares equal to three times the retainer amount for directors until he or she ceases to be a director.  The stock ownership requirement described in the preceding sentence must be satisfied by June 21, 2015 by non-employee directors elected to the Board at the Annual Meeting of Stockholders on June 21, 2012.  For non-employee directors newly elected or appointed after June 21, 2012, such non-employee director will have three years from the date of their election or appointment to satisfy this stock ownership requirement.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are elected by our Board and serve until their successors are duly elected and qualified. The following table identifies our current executive officers:

Name	Age	Position	Executive Officer Since
Adrian Adams (1)	63	Chief Executive Officer, President and Director	December 2011
James E. Fickenscher (2)	50	Chief Financial Officer	May 2005
Andrew I. Koven (3)	56	Chief Administrative Officer and General Counsel	February 2012
Benjamin J. Del Tito, Jr., Ph.D. (4)	58	Executive Vice President, Regulatory Affairs and Project Management	March 2010
Alan J. Wills (5)	50	Executive Vice President, Corporate Development	October 2010
Mark A. Glickman (6)	48	Executive Vice President, Sales and Marketing	February 2012
James P. Tursi, M.D. (7)	49	Chief Medical Officer	August 2011
Jennifer L. Armstrong (8)	44	Senior Vice President, Human Resources	November 2011
Elizabeth V. Jobes (9)	47	Chief Compliance Officer	May 2012

(1)                  Adrian Adams’ biographical information is set forth under the heading “DISCUSSION OF PROPOSALS—Proposal 1: Election of Directors” beginning on page    .

(2)                  James E. Fickenscher has served as our Chief Financial Officer since May 2005. From January 2000 until April 2004, Mr. Fickenscher served as Senior Vice President, Chief Financial Officer of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi-Aventis. Mr. Fickenscher joined Aventis Behring L.L.C. in 1995 as Vice President, Business Development and Strategic Planning and, from that time until 2000, also held the positions of General Manager, Japan and Vice President & General Manager, Hemophilia Business Unit. Throughout his tenure at Aventis Behring L.L.C., he was also responsible for strategic planning. Prior to Aventis Behring L.L.C., Mr. Fickenscher worked at Rhone-Poulenc Rorer, predecessor to Sanofi-Aventis, in its Collegeville, Pennsylvania and Paris, France offices and at Deloitte-Haskins & Sells, predecessor to Deloitte & Touche LLP. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

(3)                  Andrew I. Koven has served as our Chief Administrative Officer and General Counsel since February 2012.  Before joining us, he served as President and Chief Administrative Officer of Neurologix, Inc. from September 2011 to November 2011.  Prior to that, Mr. Koven was Executive Vice President and Chief Administrative and Legal Officer at Inspire Pharmaceuticals, Inc. from July 2010 until May 2011 when it was acquired by Merck & Co., Inc.  From March 2007, Mr. Koven served as Executive Vice President, General Counsel and Corporate Secretary at Sepracor Inc. (now Sunovion) until February 2010 when it was acquired by Dainippon Sumitomo Pharma Co., Ltd.  Before joining Sepracor, Mr. Koven was Executive Vice President, General Counsel and Corporate Secretary at Kos Pharmaceuticals, Inc. from August 2003 until its sale to Abbott Laboratories in December 2006.  Mr. Koven began his career in the pharmaceutical industry first as an Assistant General Counsel and then as Associate General Counsel at Warner-Lambert Company from 1993 to 2000, followed by his role as Senior Vice President and General Counsel at Lavipharm Corporation from 2000 to 2003. From 1986 to 1992 he was a corporate associate at Cahill, Gordon & Reindel in New York.  From 1992 to 1993 he served as Counsel, Corporate and Investment Division, at The Equitable Life Assurance Society of the U.S.  Mr. Koven received a B.A. in Political Science from Dalhousie University, in Halifax, Nova Scotia, Canada, an LL.B. from Dalhousie University Law School and an LL.M. from Columbia University School of Law in New York, NY, USA.

(4)                  Benjamin J. Del Tito, Jr. has served as Executive Vice President of Regulatory Affairs and Project Management since March 2010.  He joined us as Senior Vice President of Regulatory Affairs and Quality Assurance in October 2005.  Prior to Auxilium, Dr. Del Tito served as Vice President, Analytical and QC Operations at Neose Technologies, Inc. from 2003 to 2005. From 1999 to 2003, Dr. Del Tito served as Senior Director, QC Operations at MedImmune Vaccines, Inc. (formerly Aviron, Inc.). From 1998 to 1999, Dr. Del Tito was director of biotechnology and microbiology at AAI, Inc. Dr. Del Tito has also held various positions at North American Vaccine, Inc., SmithKline Beecham Pharmaceuticals (now GlaxoSmithKline), and Centocor, Inc. Dr. Del Tito graduated with a B.A. in Biology from Millersville University, a M.S. in Biochemistry from Western Kentucky University and a Ph.D. in Molecular Biology from Lehigh University.

(5)               Alan J. Wills joined us as Executive Vice President of Corporate Development in October 2010. Prior to Auxilium, Mr. Wills served as Vice President, Worldwide Strategy at Pfizer, Inc. from 2009 to 2010. Before joining Pfizer, Mr. Wills served as Vice President of Corporate Strategy at Bristol-Myers Squibb from 2001 to 2009.  From 2000 to 2001, Mr. Wills served as Senior Vice President, Strategy, for United Behavioral Health and prior to that he was Vice President, Strategy, Business Development and Marketing for Lucile Packard Children’s Hospital at Stanford Medical. From 1993 to 1998, Mr. Wills held various positions at Boston Consulting Group. Mr. Wills graduated with a bachelor’s degree from the University of Oxford and earned his M.B.A. from Harvard Graduate School of Business Administration.

(6)                  Mark A. Glickman joined us as Senior Vice President of Sales in February 2012 and was promoted to Executive Vice President, Sales and Marketing in July 2012.  Prior to Auxilium, Mr. Glickman most recently served as Vice President of the medical device division of Otsuka America Pharmaceutical, Inc., a U.S. division of the Tokyo-based Otsuka Pharmaceutical Company.  Before joining Otsuka, Mr. Glickman served as Senior Vice President of Sales and Marketing at Oscient Pharmaceuticals Corp., from 2007 to 2009.  Before joining Oscient, Mr. Glickman served as Vice President of Sales at Bayer Healthcare’s Diabetes Care Division. From 2001 to 2007 he held various positions including Director of Marketing, Regional Sales Director and Vice President of Sales at Kos Pharmaceuticals, Inc.  Mr. Glickman received a B.A. in Political Science from the State University of New York, and earned his M.B.A. from New York University.

(7)                  James P. Tursi has served as our Chief Medical Officer since August 2011 and joined us as our Vice President of Clinical Research and Development in March 2009.  Prior to Auxilium, he served as Director of Medical Affairs at GlaxoSmithKline Biologicals from 2006 to 2009.  Dr. Tursi entered the pharmaceutical industry serving as a Medical Director for Procter and Gamble Pharmaceuticals from 2004 to 2006.  He practiced Medicine for over 10 years and created a medical education company, I Will Pass®, which assisted physicians in the process of board certification. Dr. Tursi received his Doctor of Medicine degree from the Medical College of Pennsylvania and completed his residency fellowship training at The Johns Hopkins Hospital.

(8)                  Jennifer L. Armstrong joined us as our Senior Vice President of Human Resources in July 2009 and joined the Executive Leadership Team in November 2011.  Prior to Auxilium, Ms. Armstrong served as Senior Vice President, Human Resources and Corporate Communications at Genaera Corporation where she held various positions of increasing responsibility from January 1998 to June 2009. Ms. Armstrong holds a B.S in Corporate Communications and a M.S. in Arts Administration, both from Drexel University.

(9)                  Elizabeth V. Jobes has served as our Chief Compliance Officer since May 2012.  Prior to Auxilium, she most recently served as Vice President and Chief Compliance Officer of Adolor Corporation from December 2008 until April 2012.  Prior to that, Ms. Jobes served as Senior Director of Global Compliance at Cephalon, Inc., where she held various positions of increasing responsibility from April 2006 to December 2008.  From September 1991 to March 2006, Ms. Jobes served as Assistant District Attorney for the Philadelphia District Attorney’s Office. Ms. Jobes received a B.A. in International Politics from Pennsylvania State University and a J.D. from Rutgers University School of Law.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2013 and explains how and why the Compensation Committee of the Board of Directors of Auxilium (the “Compensation Committee”) made its compensation decisions for our named executive officers for 2013. Our named executive officers are identified in the Summary Compensation Table that immediately follows this discussion and consist of our Chief Executive Officer and President (“CEO”), Adrian Adams; our Chief Financial Officer, James E. Fickenscher; and our three other most highly compensated executive officers in 2013: Andrew I. Koven, Chief Administrative Officer and General Counsel; Alan J. Wills, Executive Vice President, Corporate Development; and James P. Tursi, M.D., Chief Medical Officer.

Executive Summary

In 2012, we defined the corporate vision, strategic objectives and core values of the Company to create a performance and people-centric culture that we believed would be a foundation for growth as well as a solid platform for achieving the defined strategic corporate objectives.  In defining our strategic objectives and core values, our goal was to align our compensation program to reinforce our pay-for-performance philosophy and reward high-performing employees with a focus on quantitative (the “what”) and qualitative (the “how”) performance metrics. For 2013, we continued to articulate performance metrics for incentive compensation consistent with our strategic objectives to advance the Company, as well as reinforce and build upon our core values.  Specifically, the Compensation Committee set goals for management designed to promote corporate growth through financial, R&D and CD&L objectives.  We achieved significant strategic business successes during 2013 that furthered our objectives to grow the Company including:

•                  Issuing convertible debt and term loans, raising an aggregate of $625 million on favorable terms;

•                  Completing the acquisition of Actient Holdings, LLC (“Actient”) in April 2013 which significantly diversified our product portfolio by adding TESTOPEL®, the only long-acting implantable testosterone replacement therapy, Edex® , the leading branded non-oral drug for erectile dysfunction, Striant® a buccal system for testosterone delivery, and Osbon ErecAid®, a device for aiding erectile dysfunction, as well as a non-promoted respiratory franchise, including Theo-24 and Semprex -D, along with three other non-promoted products;

•                  Completing an in-licensing transaction with VIVUS, Inc. (“Vivus”) for the marketing rights to STENDRA, a new erectile dysfunction therapy, in the United States and Canada;

•                  Obtaining approval for XIAFLEX for the treatment of Peyronie’s disease (“Peyronie’s”) from the U.S. Food and Drug Administration (“FDA”);

•                  Completing a transaction with Swedish Orphan Biovitrum AB (“SOBI”) for the development, supply and commercialization of XIAPEX in certain Eurasian countries;

•                  Increasing stock price by 12% from December 31, 2012 and by 54% since the consummation of the Actient acquisition (measured as of January 17, 2014); and

•                  Successfully integrating Actient and tracking well against the synergy goal of $20 million by the end of 2014.

As a consequence of the foregoing achievements, we exceeded our corporate performance objectives for 2013.  In determining named executive officer compensation for 2013, the Compensation Committee considered this performance against our corporate objectives, as well as each named executive officer’s individual performance, macroeconomic conditions generally, our stock price appreciation and data from peer group companies compiled by our independent compensation consultant, Radford.  After reviewing the statistical data available to us, consulting Radford, and considering the objective and subjective metrics of management’s performance, the Compensation Committee made the following decisions regarding named executive officer compensation for 2013:

•                  In keeping with our pay-for-performance philosophy: (i) the portion of the performance-based RSUs granted to our named executive officers at the beginning of 2013 that could have been earned if the Company achieved a specified net income target (as adjusted following the Actient acquisition) were awarded at 100% of target; and (ii) the portion of the performance-based RSUs granted to our named executive officers at the beginning of 2013 that could have been earned relating to the timing of the FDA approval of XIAFLEX for the treatment of Peyronie’s were awarded at 50% of target based on the Compensation Committee’s assessment of the quality and timing of the final label;

•                  The Compensation Committee determined that 120% performance had been achieved with respect to the corporate achievement factor under the 2013 bonus plan, contributing in large part to bonus payouts to named executive officers ranging from 95% to 145% of target, as discussed in more detail under “Short-Term Incentive Awards” below; and

•                  Merit-based salary increases and stock option and RSU grants were awarded to the named executive officers based on each named executive officer’s 2013 performance as discussed in more detail under “Salary” and “Long-Term Incentive Awards” below.

The Compensation Committee also continued to evaluate our executive compensation program and adopted stock ownership guidelines in 2013 and for 2014, the Compensation Committee adopted relative total shareholder return as a performance metric and moved to a three-year performance measurement period, as discussed in more detail under “Long-Term Incentive Awards” below.

Results of 2013 Stockholder Advisory Vote on the Compensation of Named Executive Officers

In June 2013, we held a Stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Approximately 92% of Stockholder votes cast in favor of our say-on-pay resolution, in connection with the submission of our 2013 annual proxy statement.  We received feedback from proxy advisory firms and solicited feedback from select significant institutional investors with regard to our compensation practices.   We reviewed this feedback with Radford.  As it did in 2012, the Compensation Committee reviewed the Company’s peer group, employing a methodology the Compensation Committee has consistently applied, that aligns with our strategic corporate objectives and core values for growing the Company.  The Compensation Committee believes that the selection of the companies in the peer group is appropriate given our stage of development, headcount, and market value and, especially with respect to the larger companies in our peer group, reflects our commitment to drive performance to the next level and the market in which we compete for the talent needed to achieve our strategic objectives.

Compensation Philosophy

Our compensation philosophy, which is set by the Compensation Committee, is designed to meet our objectives of:

•                  Creating a compensation structure that links a meaningful portion of total compensation to our actual long-term performance against our strategic objectives, and named executive officer individual performance and behavior consistent with, and in furtherance of, our core values.

•                  Providing competitive target levels of compensation for executive officers, taking into account the compensation paid in the marketplace at comparable companies and the compensation paid by members of our peer group.

•                  Encouraging the accumulation and maintenance of meaningful equity ownership, and alignment of executive and Stockholder interests, by providing compensation that ties the interests of named executive officers to those of the our Stockholders by linking a significant portion of executive compensation directly to changes in Stockholder value over time.

•                  Providing compensation that will enable us to attract, motivate and retain superior talent over the long-term.

We believe that providing a competitive compensation package to our named executive officers is critical to achieving the foregoing objectives and delivering our best results to our Stockholders.

Administration of Our Executive Compensation Program and Determination of Competitive Compensation

The Compensation Committee administers our executive compensation program. The Compensation Committee annually retains an independent compensation consulting firm.  Since November 2006, the Compensation Committee has retained Radford as its independent compensation consultant. Radford reports to the Compensation Committee directly.  To assist the Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers are competitive, Radford provides the Compensation Committee with design alternatives for compensation programs, data regarding the compensation of named executive officers at companies in our peer group, and proprietary survey data Radford collects annually regarding compensation paid to executives at similarly situated public life sciences companies. This data includes:

•                  an analysis of each component of compensation as well as total cash compensation and total overall compensation;

•                  a valuation of outstanding vested and unvested long-term incentive holdings;

•                  a detailed analysis of the overall compensation programs and incentive programs our peer group companies make available to their executives; and

•                  a detailed total Stockholder return analysis including a “CEO pay for performance analysis” to assure pay alignment with performance, both individually and as benchmarked against the peer group data.

While the peer group data provided by Radford provides useful comparisons, the Compensation Committee uses the data as a guide, not as a rule, when establishing the compensation packages we provide to our named executive officers and takes into account other factors as it deems appropriate.  The list of peer companies used in the executive compensation analysis is annually reviewed and updated if deemed appropriate and approved by the Compensation Committee.

In addition, Radford supplemented peer group data with broader life science market data from the Radford Global Life Sciences Survey for 2012 targeting public life sciences companies with headcount of 250 to 1,000 employees as well as only those members of our peer group that participated in the survey, in each case, as a separate survey source, to further ensure comprehensive and competitive market data was evaluated. Radford ultimately selected companies most similar to ours in terms of financial profile, stage of development and business focus.

In late 2012, the Compensation Committee undertook a review of our peer group and, with Radford’s input, updated our peer group companies to reflect industry consolidations and changes in our projected headcount, financial profile and business focus.  After the update, our peer group companies consisted of the following:

•	Acorda Therapeutics Inc.	•	Isis Pharmaceuticals, Inc.
•	Alkermes, Inc.	•	Jazz Pharmaceuticals, Inc.
•	Amylin Pharmaceuticals, Inc.	•	Medicis Pharmaceutical Corporation
•	BioMarin Pharmaceutical, Inc.	•	Nektar Therapeutics
•	Cubist Pharmaceuticals, Inc.	•	Onyx Pharmaceuticals Inc.
•	Dendreon Corporation	•	Salix Pharmaceuticals, Ltd.
•	Emergent BioSolutions, Inc.	•	Seattle Genetics, Inc.
•	Exelixis, Inc.	•	The Medicines Company
•	Human Genome Sciences Inc.	•	United Therapeutics Corporation
•	Incyte Corporation	•	ViroPharma Incorporated

At its February 7 and 8, 2013 meetings, the Compensation Committee made final decisions regarding merit-based salary increases for 2013 based on 2012 performance (as well as decisions regarding the bonus awards and long-term incentive awards granted in 2013 based on 2012 performance that were previously disclosed in last year’s proxy) taking into account the comparative compensation data prepared by Radford using this late 2012 updated group of peer companies.

In October 2013, Radford and the Compensation Committee again worked to update our peer group companies to take into account comments from proxy advisory firms and direct feedback from certain of our institutional Stockholders as well as industry consolidations and changes in our projected financial profile and business focus.  This update allowed Radford to provide a report on executive compensation using the updated peer group list in preparation for a February 2014 meeting of the Compensation Committee at which time final decisions would be made regarding salary increases, bonus awards and long-term incentive awards for 2013 performance.

Consistent with its practice in prior years, the Compensation Committee made its final compensation determinations for 2013 at its February 18, 2014 meeting. The Compensation Committee had reviewed progress with respect to the applicable performance metrics regularly throughout 2013 and its final determination followed several preliminary discussions of the Compensation Committee regarding 2013 compensation that were held during 2013 and early in 2014.  At its February 18, 2014 meeting, the Compensation Committee determined 2013 short and long-term incentive awards and set base salaries and targets for bonus and long-term incentive awards for 2014.

In order to update the companies in our peer group, Radford first identified all publicly traded, U.S.-headquartered companies in the biotechnology and pharmaceutical industries with the following criteria, based on the relevant Auxilium data at the time Radford conducted its research and the Compensation Committee approved the peer group:

•                  Biotechnology and specialty pharmaceutical companies;

•                  Commercialized state of development;

•                  Employee Size: ~ 1/3x (240) to ~ 3x (2,150);

•                  Revenue: ~ 1/3x ($200M) to ~ 3x ($1,900M); and

•                  Market Value: ~ 1/3x ($300M) to ~ 5x ($5B).

In the past, market capitalization criteria ranged from ~ 1/3x to ~ 3x.  However, Radford extended this filter for up to ~ 5x to provide for a more robust peer group.  We believe that using a broad range of criteria to select our peer group companies allows our Compensation Committee to compare us to companies that represent a broader swath of the development and commercialization spectrum, since our activities, products and product candidates comprise developmental, promotional, manufacturing, franchise development, out- and in-licensing and potential acquisition activities.  The Compensation Committee believes that the selection of the companies in the peer group is appropriate given our stage of development, headcount, and market value and, especially with respect to the larger companies in our peer group, reflects our commitment to drive performance to the next level and the market in which we compete for the talent needed to achieve our strategic objectives.

Radford next qualitatively evaluated and refined the comparator pool to identify each company’s business focus and corporate strategy. Radford targeted commercial biotechnology and pharmaceutical companies that have a similar business profile to ours, taking into account the number of employees, integrated sales and marketing functions, revenue, market value and strategy.  In addition, Radford supplemented peer group data with broader life science market data from the Radford Global Life Sciences Survey for 2013, targeting public life sciences companies with revenues between $200 million and $2.5 billion as well as only those members of our peer group that participated in the survey, in each case, as a separate survey source, to further ensure comprehensive and competitive market data was evaluated. Radford ultimately selected companies most similar to ours in terms of financial profile, stage of development and business focus.

After reviewing the methodology and individual peer group companies with Radford, the Compensation Committee approved the following changes to the peer group set forth above:

•                  as a result of acquisitions, Amylin Pharmaceuticals, Inc., Human Genome Sciences Inc., and Medicis Pharmaceutical Corporation were removed for 2013;

•                  Ironwood Pharmaceuticals, Inc., Myriad Genetics, Inc., Questcor Pharmaceuticals Inc., Santarus, Inc., Spectrum Pharmaceuticals, Inc. and Impax Laboratories, Inc. were added because of their close alignment with the selection criteria set forth above.

This updated group of peer companies was used by Radford to prepare the comparative compensation data considered by the Compensation Committee in connection with its compensation decisions made regarding 2013 performance of our named executive officers at its February 18, 2014 meeting and discussed below under “Salary,” “Short-Term Incentive Awards” and “Long-Term Incentive Awards.”

In addition to peer group data, “tally sheets” are created for each named executive officer in order to analyze the total opportunity for wealth accumulation that is available to each of our named executive officers as supplemental data to the Radford report. Periodically, the tally sheets are provided to the Compensation Committee with the following information for each of our named executive officers to the extent applicable to each named executive officer:

•                  base salary;

•                  bonus target;

•                  options granted and vesting schedule;

•                  sign on bonus;

•                  relocation bonus;

•                  restricted stock;

•                  medical benefits;

•                  retirement benefits;

•                  car allowance;

•                  individual disability benefit policy;

•                  vacation/personal days/Company holidays;

•                  severance benefits; and

•                  change of control benefits.

Our Human Resources Department provided necessary information to Radford to match Company positions against similar positions reported in the results for Radford’s annual proprietary compensation survey to compile the annual compensation data for each named executive officer. Our Human Resources Department does not direct or oversee the activities of the compensation consultant retained by the Compensation Committee.

Independence of Compensation Consultant

During its March 13, 2014 meeting, the Compensation Committee considered the independence of Radford in light of new SEC rules and proposed NASDAQ listing standards. The Compensation Committee requested and received a letter from Radford addressing Radford’s independence and the independence of Radford’s senior advisor involved in the engagement, including the following factors: (1) other services provided to us by Radford; (2) fees paid by us as a percentage of Radford’s total revenue; (3) policies or procedures maintained by Radford that are designed to prevent a conflict of interest; (4) any business or personal relationships between the Radford senior advisor and a member of the Compensation Committee; (5) any Company stock owned by the senior advisor; and (6) any business or personal relationships between our executive officers and the senior advisor. The

Compensation Committee discussed these considerations and concluded that the work performed by Radford and Radford’s senior advisor involved in the engagement did not raise any conflict of interest.

Timing and Role of Named Executive Officers in Compensation Decisions

Early in the calendar year, our Board approves our financial and operational objectives for that current year, which are used as the basis of the bonus plan that is approved by the Compensation Committee. The CEO sets individual objectives for each named executive officer for that current year. Each named executive officer’s individual objectives relate to the corporate function for which such named executive officer is responsible and are intended to align with the financial and operational objectives set by our Board so that each function is providing the support necessary to achieve such objectives. Generally, the Compensation Committee meets each February to determine the overall compensation package for each of our named executive officers. In doing so, the Compensation Committee reviews the degree to which we achieved the goals set by our Board for the prior year and the degree to which each of the named executive officers achieved their individual objectives for the prior year and their respective contributions to our financial and operational objectives for the prior year. As part of this review, our CEO provides a review of each named executive officer’s performance as well as compensation recommendations to the Compensation Committee. He also provides his self-evaluation. The CEO does not make recommendations with respect to his own compensation. While the Compensation Committee utilizes this information, and values the CEO’s observations with regard to the named executive officers other than himself, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

The Compensation Committee may review named executive officer compensation at such other times during the year as it deems appropriate, such as in connection with new appointments or promotions during the year.

Elements of Compensation

General

Our compensation package for our named executive officers focuses on four principal elements:

•                  salary;

•                  short-term incentive awards;

•                  long-term incentive awards; and

•                  severance and change of control agreements.

In administering the compensation program for our named executive officers, the Compensation Committee attempts to strike what it believes to be an appropriate balance among the elements of our compensation program to achieve the compensation objectives listed above.  Each of the elements of the program is discussed in greater detail below.

The Compensation Committee does not apply fixed weighting or formulas when it considers the criteria applied to each component of an individual named executive officer’s overall compensation. Rather, the Compensation Committee exercises its judgment in determining the appropriate amount of each component of each named executive officer’s overall compensation to align with our pay-for-performance philosophy. With respect to compensation decisions based on 2013 performance, the Compensation Committee reviewed the compensation packages provided by our peer companies when determining the components and levels of our compensation packages for our named executive officers in order to retain executives given the competitive environment of our industry.

In addition, in determining the overall levels of salary, short-term incentive awards and long-term incentive awards for named executive officers, the Compensation Committee also considers our overall performance, talent management (including the recruitment and development of a diverse and superior talent pool), morale, and productivity of management. Unless we disclose otherwise in the future, the Compensation Committee intends to employ the methodologies described below when considering future grants of short-term and long-term incentive awards.

Salary

The salary level for each named executive officer is based principally on the named executive officer’s responsibilities. We generally seek to position salaries for our named executive officers so that the salary corresponds to the 50th percentile of salaries for comparable executive officers at our peer companies as reflected in the data provided by Radford.  In setting base salaries and determining whether a merit increase is warranted, the Compensation Committee also gives consideration to:

•                  the named executive officer’s experience and skill set;

•                  the named executive officer’s individual performance, which includes the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives;

•                  the degree to which the named executive officer’s behavior was consistent with and enhanced our core values;

•                  prevailing economic conditions, both nationally and within the local region in which the individual works; and

•                  internal pay equity.

Taking these considerations into account, the Compensation Committee may vary the salary of a named executive officer from the 50th percentile. We believe that base salary is competitive if it is within a range of 10 percent above or 10 percent below the base salary amounts at the 50th percentile for comparable executives at our peer companies; however, we may establish base salary at a level outside this range due to differences in experience, as well as variations in responsibilities, performance and capabilities.  Most of our named executive officers are below the 50th percentile but are within the 10 percent range described above.

In determining whether to provide a merit-based salary increase to our named executive officers for 2013 based on 2012 performance, the Compensation Committee considered the following factors:  (i) the overall responsibilities of each named executive officer; (ii) the named executive officer’s individual performance, which includes the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives for 2012 discussed in detail under the “Short-Term Incentive Awards” section of last year’s proxy; and (iii) the named executive officer’s overall compensation as compared with that paid to comparably positioned executive officers based on the late 2012 peer group data provided by Radford.  Based on those considerations, the Compensation Committee approved merit-based salary increases in February 2013 to the named executive officers as indicated in the chart below.

Name	2012 Salary	2013 Merit Percentage Increase	2013 Salary

Adrian Adams	$650,000	3.0%	$670,000

James E. Fickenscher	$375,000	3.0%	$386,000

Andrew I. Koven	$425,000	3.5%	$440,000

Alan J. Wills	$355,000	3.1%	$366,000

James P. Tursi, M.D.	$385,000	3.1%	$397,000

In determining whether to provide a merit-based salary increase to our named executive officers for 2014 based on 2013 performance, the Compensation Committee considered the following factors:

•                   the overall responsibilities, experience and skill set of each named executive officer;

•                   the named executive officer’s individual performance, which includes the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives and contribution to the achievement of our corporate objectives discussed in more detail under “Short-Term Incentive Awards” below; and

•                   the named executive officer’s overall compensation as set forth on the tally sheets compared with that paid to comparably positioned executive officers based on the late 2013 peer group data provided by Radford and internal pay equity.

Based on those considerations, the Compensation Committee approved merit-based salary increases in February 2014 to the named executive officers ranging from 3.0% to 9.0% as indicated in the chart below.

In addressing Mr. Adams’ base salary for 2014 the Committee noted he was substantially below the 25th percentile and considered his experience as a well-seasoned CEO and his strong performance in 2013.

Name	2013 Salary	2014 Merit Percentage Increase	2014 Salary
Adrian Adams	$670,000	9.0%	$730,000
James E. Fickenscher	$386,000	4.1%	$402,000
Andrew I. Koven	$440,000	4.1%	$458,000
Alan J. Wills	$366,000	3.8%	$380,000
James P. Tursi, M.D.	$397,000	3.0%	$409,000

Short-Term Incentive Awards

Our short-term incentive awards, or bonuses, are cash payments based upon:

•                  our annual financial and operational performance; and

•                  each named executive officer’s individual performance, which includes the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives. We believe that our short-term incentive program motivates our named executive officers to meet and exceed the individual objectives defined by our CEO and linked to the annual corporate goals which are established by our Board.

To determine bonuses for performance in fiscal 2013, the Compensation Committee reviewed peer group data and Radford’s industry data regarding the percentage of salary payable as annual bonuses upon achievement of target goals for comparable executives at our peer companies in order to establish compensation that rewards performance and serves to retain key contributors. We target total cash (base salary plus target bonus) at the 50th percentile with the opportunity to earn up to the 75th percentile based upon significant Company and individual performance. We accrue short-term incentive awards for each named executive officer at 100% target bonus, so those amounts are reflected in our financial statements for the year ended December 31, 2013, although the actual awards are paid in the first quarter of 2014.

In January 2013, the Compensation Committee approved the 2013 bonus plan (in which all employees are eligible to participate). The plan was intended to motivate employees to achieve business goals in 2013, allow us to attract and retain quality employees by remaining competitive in the local employment market and reinforce a pay-for-performance culture.

An employee’s target bonus is calculated by multiplying the employee’s base salary in 2013 by the specified percentage that is the employee’s target bonus percentage. Each named executive officer’s bonus potential is based upon the percent achievement of performance on both corporate and individual objectives that are weighted based upon their individual ability to impact the corporate objectives due to their role and responsibilities within the organization. The percent achievement of corporate objectives is determined by the Compensation Committee based on its review of achievements under the 2013 bonus plan which is factored into the overall percent of achievement of objectives for each named executive officer.  The CEO recommends an overall percent achievement of performance for named executive officers, other than the CEO, which is then determined and approved by the Compensation Committee based on performance against individual objectives established at the beginning of each year. The corporate achievement percentage can range from 0% to 200% and overall achievement percentage for each named executive officer can range from 0% to 200%, both based on evaluation of performance.  Moreover, the Compensation Committee has the discretion to determine and approve all bonus payments.  The 2013 bonus plan was initially established in January 2013.  The corporate achievement percentage under the initial 2013 bonus plan was based on the following weighted metrics, reflecting financial and operational objectives approved by our Board and designed to yield increased Stockholder value:

•                  15% weighting attributed to the XIAFLEX U.S. revenues;

•                  15% weighting attributed to the Testim global revenues;

•                  10% weighting attributed to the net income (excluding FASB ASC 718 expense) in fiscal 2013;

•                  20% weighting attributed to FDA approval of XIAFLEX for the treatment of  Peyronie’s;

•                  10% weighting attributed to all other R&D goals; and

•                  30% weighting attributed to CD&L goals.

During July 2013, changes were made to the initial 2013 bonus plan to add a target related to TESTOPEL revenues (a key product acquired through the Actient acquisition), adjust the net income targets to account for the impact of the acquisition of Actient, and add a target related to the achievement of 2013 run rate synergies achieved subsequent to the Actient acquisition. As a result of these changes the revised 2013 corporate objectives were as follows:

•                  10% weighting attributed to the XIAFLEX U.S. revenues with a 70% performance payout resulting from the threshold for payout being met in fiscal 2013;

•                  10% weighting attributed to the Testim global revenues with a 0% performance payout resulting from the threshold target not being met in fiscal 2013;

•                  15% weighting attributed to TESTOPEL revenues with a 127% performance payout resulting from exceeding the target in fiscal 2013;

•                  10% weighting attributed to the net income (excluding FASB ASC 718 expense) in fiscal 2013 with a 100% performance payout resulting from the target being met in fiscal 2013;

•                  15% weighting attributed to achieving certain run rate synergies and cost savings following the Actient acquisition with a 167% performance payout resulting from exceeding the target in fiscal 2013;

•                  20% weighting attributed to FDA approval of XIAFLEX for the treatment of  Peyronie’s with a 100% performance payout resulting from a December filing; and

•                  20% weighting attributed to execution of one or more CD&L transactions that can contribute specified dollar amounts in revenues over time, with a 200% performance payout resulting from significantly exceeding the target in fiscal 2013.

For purposes of the 2013 bonus plan, net income is calculated as follows:

Net income is calculated in accordance with GAAP subject to the following adjustments:  (i) any amortization and contingent consideration expense resulting from the application of purchase accounting with respect to an acquisition were excluded; (ii) the amounts of non-cash stock based compensation expense included in the profit and loss statement were excluded; (iii) any non-cash interest expense associated with outstanding convertible debt and $275 million in term loans were excluded from the profit and loss statement; (iv) any non-cash purchase accounting entries related to any step up in inventory values were excluded from the profit and loss statement; (v) any one-time costs associated with the acquisition of Actient and its subsidiary entities, including severance, holdback, transaction costs and integration costs were excluded from the profit and loss statement; (vi) any non-cash income tax benefit recorded at the time of the acquisition of Actient and its subsidiary entities were excluded from the profit and loss statement; and (vii) the impact of any other corporate development and licensing transactions consummated during the 2013 calendar were excluded.

In order to determine the total short-term incentive award to each named executive officer for performance in 2013, the Compensation Committee, at its February 18, 2014 meeting, reviewed and considered:

•                   the CEO’s review of each named executive officer’s performance in 2013 against individual objectives;

•                   the complexity of a named executive officer’s position;

•                   new product development;

•                   contributions to the achievement of strategically important goals;

•                   improvements in operational efficiencies;

•                   the degree to which behavior was consistent with and enhanced our core values; and

•                   other considerations that the Compensation Committee deemed relevant with respect to a particular named executive officer in its discretion.

Other than for the CEO, the individual achievement percentage for each named executive officer under the 2013 bonus plan was based on the overall performance of the department(s) for which such named executive officer is responsible as well as the named executive officer’s level of achievement of his or her pre-determined individual performance objectives agreed with the CEO at the beginning of 2013. These individual objectives were intended to align with the financial and operational objectives set forth in the 2013 bonus plan so that each function is providing the support necessary to achieve such objectives.

•                   Mr. Fickenscher is responsible for Finance and Information Technology. His 2013 individual objectives related to:

•                  achieving fiscal year financial goals and ensuring cash requirements are maintained throughout the year;

•                  developing and supporting IT solutions to increase efficiencies across the organization;

•                  evaluating and implementing cost savings plans and processes across the organization; and

•                  supporting the CD&L function to evaluate potential transactions.

•                   Mr. Koven is responsible for Legal, Government Affairs, Technical Operations and Quality.  His 2013 individual objectives related to:

•                       ensuring compliance with all legal and ethical standards as we execute our business plan;

•                       supporting the CD&L function by providing necessary legal support, guidance and advice on potential transactions;

•                       overseeing the efficient, worldwide supply of development and commercial products; and

•                       managing and monitoring any and all corporate litigation as well as developing contingency plans.

•                   Mr. Wills is responsible for Corporate Development and Licensing. His 2013 individual objectives related to:

•                  conducting value-building business development transactions;

•                  developing short, medium and long-term plans for business development activities;

•                  evaluating new products for potential in-licensing and M&A opportunities; and

•                  managing the process for potential out-licensing or co-promotion opportunities, as appropriate.

•                   Dr. Tursi is responsible for Clinical Development, Medical Affairs and Drug Safety.  His 2013 individual objectives related to:

•                 ensuring successful implementation of key R&D and Medical Affairs projects;

•                 leading all clinical activities to successfully achieve approval of XIAFLEX in Peyronie’s from the U.S. Food and Drug Administration;

•                 expanding the Medical Affairs function to support the Company’s product portfolio; and

•                 maintaining progress on all clinical development studies within agreed upon timelines.

In February 2014, the Compensation Committee determined that 120% performance had been achieved with respect to the corporate achievement factor and reviewed the overall individual achievement of objectives for each named executive officer.  After considering overall Company and individual performance, as well as stock price performance, the Compensation Committee awarded cash bonuses to our named executive officers for performance in 2013 as set forth below

Officer	2013 Target Bonus %	2013 % Achievement of Objectives	2013 Cash Bonus	2013 Cash Bonus (as % of 2013 Base Salary)	2013 Actual Bonus as % of Target Bonus
Adrian Adams	100%	130%	$871,000	130%	130%
James E. Fickenscher	50%	126%	$242,698	63%	126%
Andrew I. Koven	50%	130%	$287,100	65%	130%
Alan J. Wills	45%	145%	$238,815	65%	145%
James P. Tursi, M.D.	45%	124%	$221,883	56%	124%

Long-Term Incentive Awards

In accordance with our pay-for-performance philosophy, the long-term incentive awards are equity grants, historically in the form of grants of stock options, restricted stock units (RSUs) and performance-based RSUs that are based directly upon both corporate performance and the individual performance of the named executive officer. We believe that providing our named executive officers with equity awards aligns their interest with those of our Stockholders.  For 2013, the Compensation Committee continued using a combination of stock options and time-based RSUs that are awarded based directly upon both corporate performance and the individual performance of the named executive officer, as well as separate performance-based RSUs that vest based on attainment of corporate performance goals to reduce the share overhang and dilution associated with the use of stock options as the primary equity compensation vehicle.

The 2013 equity grants to our named executive officers were based on 2013 performance and were comprised of three components:

•                  The first component was a grant of performance-based RSUs issued at the beginning of 2013, that were to be earned based upon attainment of two performance goals, weighted as follows:  50% weighting on attaining a specific net income number for the year ending December 31, 2013, and 50% weighting based on FDA approval of XIAFLEX for treatment of Peyronie’s with a quality label.  The performance goals had been established by the Compensation Committee at its February 7, 2013 meeting.  The net income target was adjusted at the Compensation Committee’s July 2013 meeting to account for the impact of the Actient acquisition.  Net income for this purpose is calculated in the same manner as described under the “Short-Term Incentive Awards” section above.

Based on our 2013 results, at its meeting in February 2014, the Compensation Committee determined that the performance goal for the 2013 performance-based RSU awards for our named executive officers relating to net income had been met at target. The Compensation Committee determined that the performance goal relating to FDA approval of XIAFLEX for treatment of Peyronie’s with a quality label had also been partially met.  As a consequence, the Compensation Committee awarded the number of shares to each named executive officer at 100% of the target number of shares attributable to the net income goal and 50% of the target number of shares attributable to FDA approval of XIAFLEX for treatment of Peyronie’s with a quality label goal for completing the filing prior to December 31, 2013 but later than certain earlier target dates.  The following table shows for each named executive officer the target number of performance-based shares that could have been earned, the maximum number of performance-based shares that could have been earned, and the number of performance-based shares actually granted to the named executive officers for 2013 performance.

Officer	2013 Target Number of Performance- Based Shares — Net Income	2013 Maximum Number of Performance- Based Shares — Net Income	2013 Actual Number of Performance-Based Shares Granted — Net Income	2013 Target Number of Performance- Based Shares — FDA Approval of XIAFLEX for treatment of Peyronie’s and quality label	2013 Maximum Number of Performance- Based Shares — FDA Approval of XIAFLEX for treatment of Peyronie’s and quality label	2013 Actual Number of Performance- Based Shares Granted — FDA Approval of XIAFLEX for treatment of Peyronie’s and quality label
Adrian Adams	15,850	23,775	15,850	15,850	23,775	7,925
James E. Fickenscher	4,250	6,375	4,250	4,250	6,375	2,125
Andrew I. Koven	4,250	6,375	4,250	4,250	6,375	2,125
Alan J. Wills	4,250	6,375	4,250	4,250	6,375	2,125
James P. Tursi, M.D.	4,250	6,375	4,250	4,250	6,375	2,125

In keeping with our pay-for-performance philosophy, our named executive officers forfeited the unearned shares comprising the remainder of the maximum possible award as a result of not achieving certain aspects of the stretch performance criteria.

The shares of our common stock issued with respect to the above performance-based RSU awards: (i) vest 33% on February 18, 2014 with the balance vesting 33% on February 18, 2015 and 34% on February 18, 2016; and (ii) are governed by the Company’s  2004 Equity Compensation Plan, as amended and restated  (the “Equity Compensation Plan”) and standard form performance-based RSU grant agreement.  Our Compensation Committee believes that three-year vesting of performance-based restricted stock helps keep our named executive officers aligned with the long-term performance of the Company and the long-term interests of our Stockholders.

•                  The second and third components of our long-term incentive awards consisted of a combination of a grant of stock options and a grant of RSUs that was determined and approved by the Compensation Committee in early 2014 based on the Committee’s evaluation of the corporate and each individual named executive officer’s performance during 2013.  The stock option and RSU grants based on 2013 performance were issued to each named executive officer at a meeting in February 2014. Stock options will vest 25% per year over the next four years while RSUs will vest 33 1/3% per year over the next three years. As with performance-based RSUs, our Compensation Committee believes that multi-year vesting of stock options and RSUs helps keep our named executive officers aligned with the long-term performance of the Company and the long-term interests of our Stockholders. The Compensation Committee determined to grant a combination of stock options and time-based RSUs in 2014 with respect to 2013 performance, in addition to performance based RSUs for 2014, as described in more detail below, to address overhang and dilution issues associated with the use of stock options.

To determine long-term incentive awards for 2013 performance, our Compensation Committee reviewed peer group data regarding long-term incentive awards to comparable executives at our peer companies. The Compensation Committee generally seeks to position long-term incentive awards, based on performance for our named executive officers, so that the stock option awards correspond to the 50% percentile with the opportunity to earn up to between the 60th and 75th percentiles of long-term incentive awards for comparable executives in our peer group based on the data provided by our Radford, through performance share awards which are earned contingent upon significant individual and corporate performance.

Long-term incentive awards are considered an important complement to the elements of our named executive officers’ compensation because they align the named executive officers’ interests with Stockholders’ interests. A principal factor influencing the market price of our stock is our performance as reflected in our sales, earnings, cash flow and other results. By granting stock options and RSUs to our named executive officers, we believe our named executive officers are encouraged to increase Stockholder value because the value of the stock options and RSUs is dependent on the market performance of our common stock following the date of grant. The decision as to whether to grant options, restricted stock and/or RSUs is made after an evaluation of what form or mix of equity instruments is needed as a retention/incentive tool for the individual named executive officer based upon industry practice, market conditions and the nature of the individual named executive officer’s expertise at the time the award is considered. Our Stockholders have approved the plan under which such awards are made. The exercise price of our option grants equals the closing market price of our stock on the date of such grant, or if there were no trades on that date, the latest preceding date upon which a sale was reported. The effective date of the grant is the date of the meeting of the Compensation Committee at which the grants are approved.

With respect to a newly hired named executive officer, his or her employment agreement, which is approved by the Compensation Committee, specifies that any grant of stock options, restricted stock and/or RSUs is effective on the later of the effective date of the employment agreement or the date on which the named executive officer commences employment with us and that the exercise price of any option grant equals the closing market price of our stock on the date of such grant. The standard options granted by the Compensation Committee to named executive officers generally vest at a rate of 25% per year over the first four years and restricted stock and time-based RSUs generally vest at a rate of 33 1/3% per year over the first three years. If we experience a change of control, unless the acquiror in such change of control transaction assumes outstanding options in connection with such transaction (or replaces such options with comparable options), the options will vest and become fully exercisable upon the consummation of such change of control transaction.  Vesting is based solely on the passage of time and is not performance based. We believe that this vesting period provides a meaningful incentive to our named executive officers to continue their employment with us.

Options will only yield income to the named executive officer if the market price of our stock is greater at the time of exercise than it was on the date of grant.  Awards of time-based RSUs vest based on satisfaction of the service-based vesting requirements specified by the Compensation Committee.  In addition, if we experience a change of control, unless the acquiror in such change of control transaction assumes outstanding RSUs in connection with such transaction (or replaces such RSUs with comparable RSUs), the RSUs will vest upon the consummation of such change of control transaction.  In addition, awards of time based RSUs for our named executive officers contain a deferral feature that allow our named executive officers to elect to defer the receipt of shares underlying the award in accordance with the requirements of section 409A of the Internal Revenue Code to the earliest of a future fixed date, separation from service or a change of control.  The Committee determined to include this deferral feature to assist our named executive officers in meeting the new ownership guidelines described in more detail below.  Awards of performance-based RSU awards are not earned and do not vest until one or more performance metrics specified by the Compensation Committee are achieved, and subsequent service based vesting requirements set by the Compensation Committee are satisfied or if we experience a change of control and our Compensation Committee determines that the applicable performance metrics would otherwise have been met as described in more detail below. We select goals that are closely linked to creation of Stockholder value as performance metrics, thereby aligning the goals of the executive with our goals.  We have historically chosen to use performance metrics linked to product and revenue based goals, as we believe they are directly linked to increasing value to our Stockholders by driving stock price.  Grants of options and awards of restricted stock and RSUs provide inducements to the named executive officers to remain over the long-term, enhance corporate performance and, correspondingly, enhance Stockholder value.

When determining whether to make grants of stock options or awards of restricted stock or RSUs (or a combination), as well as the size of such grants or awards, for fiscal 2013 the Compensation Committee considered:

•                  peer group data;

•                  the compensation consultant’s recommendation of a blend of market competitive equity awards as a percent of our outstanding share ownership to evaluate the total potential executive ownership levels;

•                  the Compensation Committee’s assessment of each individual named executive officer’s contribution to the long-term health and growth of Auxilium during fiscal 2013;

•                  retention considerations;

•                  the Compensation Committee’s experience with the competitive labor market in our industry;

•                  overhang and dilution associated with the use of a particular equity award type; and

•                  any other considerations that the Compensation Committee deemed relevant with respect to a particular individual named executive officer, including the accomplishment of operational missions, new product development, improvements in operational efficiencies and contributions to strategically important goals.

At its February 18, 2014 meeting, based upon the Compensation Committee’s assessment of our performance and the performance of the named executive officers for 2013 taking into account input from our CEO, the Compensation Committee approved the nonqualified stock option awards (“2014 Stock Option Award”) and RSU awards (“2014 RSU Award”) to our named executive officers as listed below.  The Compensation Committee determined the size of the awards for each of our named executive officers based on their performance for 2013 and to continue to align incentives with delivery of value to Stockholders in the future.

Named Executive Officer	Title	# of Shares Underlying Standard Nonqualified Stock Option Award (1)	# of Shares Underlying Standard Restricted Stock Unit Award(2)
Adrian Adams	Chief Executive Officer and President	156,500	62,500
James E. Fickenscher	Chief Financial Officer	37,000	15,000
Andrew I. Koven	Chief Administrative Officer and General Counsel	40,600	16,300
Alan J. Wills	Executive Vice President, Corporate Development	35,000	14,500
James P. Tursi, M.D.	Chief Medical Officer	35,000	14,500

(1)                  Each 2014 Stock Option Award (i) has an exercise price of $28.30 per share for all stock option awards.  In each case, the exercise price per share is the closing price of a share of our common stock on the date of grant (February 18, 2014 for all named executive officers) and (ii) vests 25% one year after the date of grant with the balance vesting in three equal annual installments thereafter. The nonqualified stock option awards are governed by our Equity Compensation Plan, standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control, unless the acquiror in such change of control transaction assumes outstanding options in connection with such transaction (or replaces such options with comparable options) and/or pursuant to the terms of the executive’s employment agreement, a copy of which was previously filed with the SEC.

(2)                  Each 2014 RSU Award, vests 33 1/3% 13 months after the date of grant with the balance vesting in two equal annual installments on each anniversary of the date of grant thereafter. The 2014 RSU Awards are governed by our Equity Compensation Plan, standard form RSU agreement for executive officers, including provision for deferral if elected by the executive and provision for immediate vesting upon a change of control, unless the acquiror in such change of control transaction assumes outstanding RSUs in connection with such transaction (or replaces such RSUs with comparable RSUs) and/or pursuant to the terms of the executive’s employment agreement, a copy of which was previously filed with the SEC.

In addition, at its February 18, 2014 meeting, the Compensation Committee approved performance-based RSU awards for our named executive officers to provide an incentive for our named executive officers to drive future performance. The Compensation Committee approved a performance share long-term incentive award program based on a 3-Year Relative Total Shareholder Return (the “2014 TSR Program”).  The 2014 TSR Program is designed to be an outperformance program by benchmarking the Company’s relative total shareholder return against that of the 75th percentile of the S&P Composite 1500- Pharmaceuticals, Biotechnology & Life Sciences Index (the “Reference Index”).  The Compensation Committee believes that the 2014 TSR Program enhances and refines the performance incentives provided to the named executive officers by incenting management to promote long-term shareholder return that is above that of the Reference Index on a relative basis.  Grants under the 2014 TSR Program consist of RSUs under the Equity Compensation Plan.  The RSUs vest on the earlier of December 31, 2016 and a Change of Control, as defined in the Equity Compensation Plan.  The number of shares of the Company’s common stock contained in each RSU actually earned pursuant to the respective grant is based upon the Company achieving a total shareholder return relative to the Reference Index equal to that of the 75th percentile of the Reference Index for the period from January 1, 2014 to the earlier of December 31, 2016, or a Change of Control.  Depending upon the level of achievement of the performance goal, Mr. Adams can receive from 29,000 to 87,000 shares, and the other named executive officers from 12,000 to 36,000 shares; provided that if the threshold level for the performance goal, as set by the Compensation Committee is not achieved, no shares of our common stock can be earned under the foregoing performance-based RSU awards. These performance-based RSU awards are part of each executive’s 2014 compensation.  In connection with the change from a performance-based RSU grant program that measures performance over one-year to a long-term incentive program that measures performance over three years, our named executive officers lost the opportunity to earn annual grants during the first two years of the program.  In  order to at least partially compensate the named executive officers for the two years of potential lost opportunity to be awarded performance-based RSUs, the Compensation Committee awarded a larger target number of shares under the initial awards.  The Compensation Committee believes that a longer term measurement period helps further align management with Stockholders and also helps incentivize management to focus on long-term value creation.

Upon achievement of the performance goal, as determined by the Compensation Committee at its meeting, expected to be held in the first quarter of 2017, the amount of the award would be approved and shares of our common stock would be issued within sixty days following the end of the performance period. Our ability to achieve the targets is difficult to predict.  While we believe the targets are achievable, they represent a significant stretch over 2013 performance and are subject to the continually changing dynamics associated with the overall volatility of the market, as well as the other risks associated with our Company as disclosed in Item 1A of our 2013 Form 10-K as filed with the SEC on February 28, 2014.  The performance-based RSU awards are governed by our Equity Compensation Plan and the standard form performance—based RSU grant agreement evidencing the 2014 performance-based RSU awards.

Special Cash and Stock Grants and Perquisites

We generally do not provide our named executive officers with perquisites.  However, in connection with the arm’s length negotiation of Mr. Koven’s employment agreement at the time he commenced employment with us in February 2012, we agreed to provide him with a housing stipend, as well as reimbursement for commuting expenses, and to gross him up on the taxes owed on each of the foregoing items.  We agreed to provide these benefits to Mr. Koven as we viewed his role as more strategic in nature and greater than that of general counsel and critical to the future success of the Company.  For further detail on these amounts, see “All Other Compensation” in the Summary Compensation Table.

Stock Ownership Guidelines

Effective February 1, 2013, we adopted formal stock ownership guidelines for our named executive officers that require each named executive officer to hold a number of shares equal to one times his or her annual base salary (three times annual base salary for our Chief Executive Officer) by the fifth anniversary of the effective date of such ownership guidelines or, in the case of newly appointed named executive officers, of the date upon which a named executive officer is first hired or appointed and shares must be held until separation from service.  Each existing named executive officer must satisfy this stock ownership requirement by January 31, 2018.  To the extent that a named executive officer fails to satisfy the equity ownership requirements provided above, the named executive officer will be required to retain all shares of Company stock received as a result of any awards granted to him or her, in either case, net of any shares sold or withheld in order to pay the exercise price of an option, if applicable, and any applicable tax withholding, until the date on which the named executive officer ceases to be an employee.  Please see the table entitled “Security Ownership of Certain Beneficial Owners and Management” for information regarding the holdings of common stock of our current named executive officers.

In addition, we implemented stock ownership guidelines and holding requirements for our non-employee directors in June 2012 that require each non-employee director to hold a number of shares equal to three times the annual retainer for non-employee directors (the annual retainer is currently $100,000 for the Chairman of the Board and $50,000 for all other non-employee directors) as described in more detail in the section entitled “Director Compensation” by June 2015 or, for newly appointed or elected non-employee directors, the third anniversary of the date upon which a director is first appointed or elected.

Clawback Policy

We have not yet adopted a formal clawback policy for equity awards because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy.  As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we do intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks.  All newly granted equity award agreements include reference to the requirement that such awards will be subject to any compensation, clawback and recoupment policies that may be applicable to the grantee as an employee, as in effect from time to time and as approved by our Board or a duly authorized committee thereof, whether or not approved before or after the date such equity award was granted.

Employment Agreements and Potential Payments Upon Termination or a Change of Control

Employment Agreements

We have entered into employment agreements with each of our named executive officers. These agreements set forth the terms of the named executive officer’s employment and provide severance benefits upon certain types of termination of employment. These agreements are designed to be a part of a competitive compensation package. We believe that entering into employment agreements with our named executive officers that provide severance benefits upon an involuntary termination of employment provides financial security in the event of a termination without cause, or by the executive with “Good Reason”. Each named executive officer’s employment agreement also provides for certain payments and benefits upon a change of control. We believe that the change of control severance benefits under the employment agreements with our named executive officers promote management stability. Absent such arrangements, there is an increased risk that our named executive officers may be encouraged to seek other employment opportunities if they become concerned about their employment security following a potential or actual change of control. See “Potential Payments Upon Termination or Change of Control” below for detailed descriptions of the provisions in the employment agreements of our named executive officers related to severance payments and payments made in the event of a change of control. Additionally, the employment agreements include non-competition, confidentiality, development, assignment, and non-solicitation covenants.

In December 2013, we amended Mr. Adams employment agreement to provide the following new terms:

•                  The requirement to comply with our code of conduct and our insider trading policy and any other Company policies was explicitly incorporated into the agreement.

•                  In involuntary termination situations (including resignation for good reason and failure by us to renew the term of the agreement), the post-termination exercise period for options was extended to 12 months in order to accommodate the new 90-day trading prohibition in our insider trading policy.

•                  Unless an acquiror in a change of control transaction assumes outstanding equity awards in connection with such transaction (or replaces them with comparable equity awards), all outstanding equity awards will vest (and become fully exercisable if applicable) upon the consummation of such change of control transaction.  Vesting of performance awards will be dictated by the terms of the performance award agreements.

•                  The non-competition covenant was expanded to accommodate the geographic expansion of the Company’s business.

In addition, also in December 2013, we amended the employment agreements in place for our other named executive officers to provide for the new terms described above with respect to Mr. Adams employment agreement as well as the following additional new terms:

•                  Resignation due to good reason both before and after a change of control will trigger the right to receive severance benefits.

•                  The definition of good reason was amended to include the failure to renew the employment agreement.

•                  A contractual right to indemnification is included.

•                  Attaches to the agreement the form of release that must be signed on involuntary termination (including resignation for good reason and failure by us to renew the term of the agreement) in order to receive severance.

Potential Payments Upon Termination or Change of Control

All of our outstanding equity award agreements that vest based on the passage of time have been amended to provide that unless an acquiror in a change of control transaction assumes outstanding equity awards in connection with such transaction (or replaces them with comparable equity awards), all outstanding equity awards will vest (and become fully exercisable if applicable) upon the consummation of such change of control transaction.  Vesting of performance awards will be dictated by the terms of the performance award agreements.

The employment agreements with our named executive officers provide for payments and other benefits if we terminate their employment without cause, if we fail to renew the term of the employment agreements, or they resign from employment for “good reason”.  None of the employment agreements provides for a gross-up of excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).  The employment agreements include a modified cutback so that any parachute payments to the named executive officers are reduced in the event the named executive officer would be subject to an excise tax under section 4999 of the Code if such reduction would provide a greater net after-tax amount, after taking into account all taxes, including the excise tax.  See below for detailed descriptions of the provisions in the employment agreements of our named executive officers related to severance payments and payments made in the event of a change of control.

Each of the named executive officer’s employment agreements may be terminated by us at any time for cause or upon 30 days written notice (or pay in lieu of notice) without cause. Under the agreements, if a named executive officer’s employment ends for any reason, or if we fail to renew an executive employment agreement at the end of the current term, we will pay compensation and benefits that are earned, accrued and due as of the date of termination. If we terminate the employment of any of the named executive officers other than Mr. Adams without cause or the named executive officer resigns for good reason, or if we fail to renew the term of the employment agreements, we will be obligated to pay to that named executive officer severance equal to twelve months of the named executive officer’s base salary plus the average of the annual bonus paid to that named executive officer for the two fiscal years preceding the fiscal year in which that named executive officer’s termination of employment occurred.  If we terminate the employment of Mr. Adams without cause or if he resigns for good reason, or if we fail to renew the term of his employment agreement, we will be obligated to pay to Mr. Adams severance equal to 1.5 times his base salary plus the greater of (i) the average annual bonus paid to Mr. Adams for the two fiscal years preceding the fiscal year in which Mr. Adams’s termination of employment occurs or (ii) the annual bonus paid by the Company to Mr. Adams for the fiscal year preceding the fiscal year in which his termination of employment occurs, in each case, payable in equal monthly installments. In addition, provided that the named executive officer is eligible for and elects COBRA continuation coverage, we will reimburse the named executive officer for the monthly COBRA costs of continued coverage for the named executive officer (including where applicable his or her spouse and dependents) during the applicable twelve-month (for executives other than Mr. Adams) or eighteen-month period (for Mr. Adams), less the amount the named executive officer would be required to contribute for such health coverage if an active employee.  All outstanding stock options and stock awards held by Mr. Adams at the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as if he had remained employed during the severance period.  Absent a change of control, all other named executive officers forfeit any stock option and awards that are unvested as of their date of termination.  For all named executive officers, the vested portion of any stock options is exercisable for 12 months from the date of termination.

For purposes of the employment agreements, cause is defined generally to mean:

•                  conviction of, or a plea of guilty to, a felony;

•                  intentional and continual failure by the named executive officer to perform his or her material duties, which failure has continued for 30 days after written notice is given to the named executive officer;

•                  willful misconduct; or

•                  material breach by the named executive officer of the non-competition, non-disclosure, development assignment or non-solicitation covenants in the agreement.

In addition, in the case of Mr. Adams, if a termination without cause or resignation for good reason were to occur within three months prior to a change of control and such termination is in contemplation of such change of control, Mr. Adams would additionally receive a lump sum severance payment in an amount equal to the difference between the payments he would be entitled to under a termination before a change of control and the severance payment as a result of a change of control, as described below.  Additionally, all outstanding stock options and stock awards held by Mr. Adams at the date of termination of employment that would have otherwise become vested (and exercisable to the extent applicable) during the severance period will become vested and exercisable as of the date of the change of control, as if Mr. Adams had remained employed.  The employment agreements also provide for payments and other benefits if we terminate the named executive officers’ employment without cause, or if the named executive officer terminates employment for “good reason,” in each case during the one-year period after a change of control of the Company occurs. In such event, the named executive officer will be entitled to the following change of control severance benefits:

•                  a lump sum payment equal to:

•                  2.5 times base salary plus 2.5 times average annual bonus in the case of our CEO, Mr. Adams; or

•                  1.5 times the named executive officer’s base salary plus 1.5 times the named executive officer’s average annual bonus in the case of our other named executive officers;

•                  provided that the named executive officer is eligible for and elects COBRA continuation coverage, we will reimburse the named executive officer for the monthly COBRA costs of continued coverage for the named executive officer (including where applicable his or her spouse and dependents) during the applicable eighteen-month period, less the amount the named executive officer would be required to contribute for such health coverage if an active employee; provided, however, that for our CEO, following the eighteen-month period, if he secures an individual policy for health coverage for himself (including where applicable his spouse and dependents), we will reimburse him for the monthly cost of such coverage for the six month period commencing on the first day following the eighteen-month period and ending six months thereafter; and

•                  immediate vesting of all outstanding options and stock awards, other than awards that vest based on attainment of performance criteria, which awards will vest in connection with a change of control on the terms set forth in the grant agreement evidencing such awards, as described in more detail above under the section entitled “Long Term Incentive Awards.”

For purposes of the employment agreements, good reason generally includes our failure to renew the employment agreement, a substantial reduction of the named executive officer’s duties and responsibilities, relocation to a place of employment more than 50 miles from the named executive officer’s previous place of employment or material reduction in the named executive officer’s base salary.

In general, a change of control includes:

•                  the acquisition of more than 50% of our outstanding voting securities by any person, entity or group;

•                  a merger, unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•                  a sale of all or substantially all of our assets; and

•                  if, after the date on which the agreements are entered into, directors are elected to our Board such that a majority of the members of our Board will have been members of our Board for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

Tax Considerations

Under section 162(m) of the Code, a publicly held corporation may not deduct more than $1 million in a taxable year for compensation paid to the CEO and other named executive officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our named executive officers, and certain of our equity awards have been structured to preserve deductibility under section 162(m) of the Code. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in our best interests. While we believe that all compensation paid to our executives in 2013 was deductible, some portion of compensation paid in future years may not be deductible as a result of section 162(m) of the Code. In the event of a change of control, payments to a named executive officer may be subject to an excise tax, and may not be deductible by us, under sections 280G and 4999 of the Code. Effective in December 2010, all named executive officers who joined us prior to November 2008 executed amended employment agreements to remove the provisions related to the gross-up of excess parachute payments within the meaning of section 280G of the Code.  The amended employment agreements now include a modified cutback so that any parachute payments to the named executive officers are reduced in the event the named executive officer would be subject to an excise tax under section 4999 of the Code if such reduction would provide a greater net after-tax amount, after taking into account all taxes, including the excise tax.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Oliver S. Fetzer, Ph.D., Chairman

Rolf A. Classon

Paul A. Friedman, M.D.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (2) ($)		Option Awards (3) ($)		Non-Equity Incentive Plan Compensation (4) ($)		All Other Compensation (5) ($)	Total ($)

Adrian Adams	2013	666,154		—		1,496,068	(14)	1,109,787		871,000		5,151	4,148,160
Chief Executive Officer and	2012	650,000		—		628,612	(6)	—	(7)	650,000		7,411	1,936,023
President	2011	20,000		—		—		4,752,660		—		—	4,772,660

James Fickenscher	2013	383,885		—		433,710	(15)	328,718		242,698		5,449	1,394,460
Chief Financial Officer	2012	372,115		7,500	(1)	110,942	(8)	546,903		168,750		8,795	1,215,005
	2011	357,254		—		92,568		452,996		145,650		5,566	1,054,034

Andrew I. Koven	2013	437,115		—		433,710	(15)	328,718		287,100		138,275	1,624,918
Chief Administrative Officer, General Counsel and Secretary	2012	369,423	(9)	10,000	(1)	204,892	(10)	2,467,550	(11)	194,800	(12)	116,705	3,363,370

James P. Tursi, M.D.	2013	394,693		—		397,110	(16)	289,271		221,883		3,912	1,306,869
Chief Medical Officer	2012	368,039		—		92,477	(6)	546,903		173,250		1,813	1,182,482
	2011	297,894		—		28,652		458,213		89,230		4,242	878,231

Alan J. Wills	2013	363,885		—		433,710	(15)	328,718		238,815		5,536	1,370,664
Executive Vice President,	2012	352,500		25,000	(1)	129,407	(13)	546,903		135,150		19,399	1,208,359
Corporate Development	2011	341,608		—		92,568		452,996		134,660		4,112	1,025,944

(1)         This amount reflects a special cash award approved by the Compensation Committee in June 2012 in connection with the execution of a co-promotion agreement with GlaxoSmithKline LLC and, in addition, for Mr. Wills, the execution of a collaboration agreement with Actelion Pharmaceuticals, Inc.

(2)         This column shows the aggregate grant date fair value, computed in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) for all restricted stock and performance-based restricted stock awards granted in Fiscal 2013, 2012 and 2011.  The grant date fair values of the performance-based restricted stock awards were determined based on the probable (i.e., the target) number of shares that could be awarded to each named executive officer as determined by the Compensation Committee based on its evaluation of the achievement of applicable performance criteria for such year.  The following table shows what the aggregate grant date fair value of the performance-based restricted stock awards granted in 2013 would have been assuming that the highest level of performance had been achieved:

Name	Number of Shares Assuming Maximum Performance (#)	Grant Date Fair Value Assuming Maximum Performance ($)
Adams	47,550	853,998
Fickenscher	12,750	233,325
Koven	12,750	233,325
Tursi	12,750	233,325
Wills	12,750	233,325

(3)         This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for all outstanding stock option awards granted in Fiscal 2013, 2012 and 2011.  The grant date fair values of the stock option awards have been determined based on the assumptions set forth in our 2013 Consolidated Financial Statements (Note 16(g), Page 165) in our Form 10-K as filed with the SEC.

(4)         This column shows the payments for 2013 performance that were approved by the Compensation Committee in February 2014 and made in March 2014 under the Company’s 2011 Bonus Plan described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(5)         The amounts in this column include Company matching contributions under the Company’s 401(k) Plan, term life and disability insurance premiums and, if applicable, gross ups for the payment of taxes paid by the Company for the benefit of each officer.  Also included in the amounts in this column are the following perquisites provided to Mr. Koven, in accordance with his employment agreement: (i) housing expenses of $42,000, (ii) tax gross-up payments of $36,417 in relation to housing expenses, (iii) commuting expenses of $29,123, and (iv) tax gross-up payments of $25,252 in relation to commuting expenses.  The amounts for 2013 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Perquisites ($)	Gross Ups for the Payment of Taxes ($)
Adams	2,796	576	1,779	—	—
Fickenscher	3,675	576	1,198	—	—
Koven	3,450	576	1,457	71,123	61,669
Tursi	2,100	576	1,237	—	—
Wills	3,675	576	1,285	—	—

(6)              Represents the aggregate grant date fair value for performance-based restricted stock awards.

(7)              Because Mr. Adams’ employment commenced effective December 7, 2011, no stock options for 2011 performance were approved by the Compensation Committee in February 2012.

(8)              Represents the aggregate grant date fair value of $92,477 for performance-based restricted stock awards and $18,465 for restricted stock awards.

(9)              Mr. Koven’s employment commenced effective February 3, 2012.  His 2012 salary was $425,000, but the figure in this column is the amount of salary Mr. Koven was actually paid during 2012.

(10)       Represents the aggregate grant date fair value of $180,272 for performance-based restricted stock awards and $24,620 for restricted stock awards.

(11)       Represents the aggregate grant date fair value of a grant of 250,000 stock options to Mr. Koven as part of his offer of employment in February 2012, which was previously disclosed.   Because Mr. Koven’s employment commenced effective February 3, 2012, no stock options for 2011 performance were approved by the Compensation Committee in February 2012.

(12)       Because Mr. Koven’s employment commenced effective February 3, 2012, this is a pro-rated amount.

(13)       Represents the aggregate grant date fair value of $92,477 for performance-based restricted stock awards and $36,930 for restricted stock awards.

(14)       Represents the aggregate grant date fair value of $569,332 for performance-based restricted stock awards and $926,736 for restricted stock awards.

(15)       Represents the aggregate grant date fair value of $155,550 for performance-based restricted stock awards and $278,160 for restricted stock awards.

(16)       Represents the aggregate grant date fair value of $155,550 for performance-based restricted stock awards and $241,560 for restricted stock awards.

Grants of Plan-Based Awards

The table below sets forth certain information with respect to non-equity incentive plan awards, stock awards and options granted during Fiscal 2013 to each of our named executive officers listed in the Summary Compensation Table above.

Grants of Plan-Based Awards

										All Other		All Other
										Stock		Option
										Awards		Awards:		Exercise	Grant Date
										Number of		Number of		or Base	Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under Equity					Shares of		Securities		Price of	Stock and
		Non-Equity Incentive Plan Awards (1)			Incentive Plan Awards (2)					Stock or		Underlying		Option	Option
	Grant	Threshold	Target (4)	Maximum (5)	Threshold	Target		Maximum		Units		Options		Awards	Awards (3)
Name	Date	($)	($)	($)	(#)	(#)		(#)		(#)		(#)		($/sh)	($)
Adams	2/8/2013	—	—	—	—	—		—		—		129,000	(8)	17.96	1,109,787
	2/8/2013	—	—	—	—	—		—		51,600	(7)	—		—	926,736
	2/8/2013	—	—	—	0	31,700	(6)	47,550	(6)	—		—		—	569,332
	—	0	670,000	1,340,000	—	—		—		—		—		—	—

Fickenscher	2/7/2013	—	—	—	—	—		—		—		37,500	(8)	18.30	328,718
	2/7/2013	—	—	—	0	—		—		15,200	(7)	—		—	278,160
	2/7/2013	—	—	—	0	8,500	(6)	12,750	(6)	—		—		—	155,550
	—	—	193,000	289,500	—	—		—		—		—		—	—

Koven	2/7/2013	—	—	—	—	—		—		—		37,500	(8)	18.30	328,718
	2/7/2013	—	—	—	0	—		—		15,200	(7)	—		—	278,160
	2/7/2013	—	—	—	0	8,500	(6)	12,750	(6)	—		—		—	155,550
	—	—	220,000	330,000	—	—		—		—		—		—	—

Tursi	2/7/2013	—	—	—	—	—		—		—		33,000	(8)	18.30	289,271
	2/7/2013	—	—	—	0	—		—		13,200	(7)	—		—	241,560
	2/7/2013	—	—	—	0	8,500	(6)	12,750	(6)	—		—		—	155,550
	—	—	178,650	267,975	—	—		—		—		—		—	—

Wills	2/7/2013	—	—	—	—	—		—		—		37,500	(8)	18.30	328,718
	2/7/2013	—	—	—	0	—		—		15,200	(7)	—		—	278,160
	2/7/2013	—	—	—	0	8,500	(6)	12,750	(6)	—		—		—	155,550
	—	—	164,700	247,650	—	—		—		—		—		—	—

(1)                   These columns show the threshold, target and maximum payouts for 2013 performance under the Company’s 2013 Bonus Plan.

(2)                   The awards shown in these columns are the number of shares of performance-based restricted stock awards granted under the Company’s Equity Compensation Plan in February 2013, as described in footnotes (6) and (8) below.

(3)                   This column shows the aggregate grant date fair value of restricted stock unit awards and stock option awards computed in accordance with FASB ASC 718 granted to all named executive officers in 2013.

(4)                   The amounts in this column were calculated by multiplying each executive’s base salary in 2013 by that executive’s bonus target percentage as described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(5)                   The amounts shown in this column were calculated by multiplying the executive’s target payout by 150% in the case of Mr. Fickenscher, Mr. Koven, Mr. Wills, and Dr. Tursi; and by 200% in the case of Mr. Adams, as described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(6)                   In February 2013, Mr. Adams, Mr. Fickenscher, Mr. Koven, Mr. Wills and Dr. Tursi were each granted a performance-based restricted stock unit (RSU) award, with the amount of shares to be determined based upon attainment of two performance goals, weighted as follows:  50% weighting based on the timing of the FDA approval of XIAFLEX for the treatment of Peyronie’s and the Compensation Committee’s assessment of the quality and timing of the final label and 50% weighting based on the Company earning a level of net income for 2013 determined by the Compensation Committee.  Based on our 2013 results, at its meeting in February 2014, the Compensation Committee determined that the performance goal for the 2013 performance-based RSU awards for our named executive officers relating to net income had been met at target. The Compensation Committee determined that the performance goal relating to FDA approval of XIAFLEX for treatment of Peyronie’s with a quality label had also been partially met at 50%.  As a consequence, the Compensation Committee awarded the number of shares to each named executive officer at 100% of the target number of shares attributable to the net income goal and 50% of the target number of shares attributable to FDA approval of XIAFLEX for treatment of Peyronie’s with a quality label goal for completing the filing prior to December 31, 2013 but later than certain earlier target dates.  The following table shows the number of shares awarded to the named executive officers for 2013 performance.

Officer	2013 Actual Number of Performance- Based Shares Granted
Adrian Adams	23,775
James E. Fickenscher	6,375
Andrew I. Koven	6,375
James P. Tursi, M.D.	6,375
Alan J. Wills	6,375

(7)                   The amounts shown are the number of restricted stock units granted to the named executive officers in February 2013 under the Company’s Equity Compensation Plan.  The RSUs vested 33.33% on March 8, 2014 with the balance vesting in two installments of 33.33% each on February 8, 2015 and February 8, 2016.

(8)                   The amounts shown are the number of stock options granted to the named executive officers under the Company’s Equity Compensation Plan.  The options vested 25% on the first anniversary of the date of grant with the balance vesting in three equal annual installments thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding awards of stock options and restricted stock held by the named executive officers at December 31, 2013.

		Option Awards						Stock Awards
Name	Grant Date*	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Adams	12/7/2011	275,000	275,000	—	17.40	12/6/2021	(2)	—		—	—		—
	2/14/2012	—	—	—	—	—		—		—	14,391	(3)	298,325
	2/8/2013	—	—	—	—	—		—		—	23,775	(5)	492,856
	2/8/2013	0	129,000	—	17.96	2/7/2023	(6)	—		—	—		—
	2/8/2013	—	—	—	—	—		51,600	(7)	1,069,668	—		—

Fickenscher	6/6/2006	60,000	0	—	9.15	6/6/2016	(8)	—		—	—		—
	2/23/2007	40,000	0	—	13.16	2/23/2017	(9)	—		—	—		—
	2/23/2007	10,000	0	—	13.16	2/23/2017	(10)	—		—	—		—
	2/22/2008	30,000	0	—	32.72	2/22/2018	(11)	—		—	—		—
	2/22/2008	30,000	0	—	32.72	2/22/2018	(12)	—		—	—		—
	2/25/2009	30,900	0	—	28.50	2/25/2019	(13)	—		—	—		—
	2/28/2010	26,250	8,750	—	30.20	2/28/2020	(14)	—		—	—		—
	2/17/2011	20,000	20,000	—	22.04	2/17/2021	(15)	—		—	—		—
	2/14/2012	14,250	42,750	—	19.51	2/13/2022	(16)	—		—	—		—
	2/14/2012	—	—	—	—	—		—		—	2,640	(4)	54,727
	6/21/2012	—	—	—	—	—		500	(17)	10,365	—		—
	2/7/2013	0	37,500	—	18.30	2/6/2023	(18)	—		—	—		—
	2/7/2013	—	—	—	—	—		15,200	(19)	315,096	—		—
	2/7/2013	—	—	—	—	—		—		—	6,375	(5)	132,154

Koven	2/3/2012	62,500	187,500	—	20.07	2/2/2022	(20)	—		—	—		—
	2/14/2012	—	—	—	—	—		—		—	5,159	(4)	106,946
	6/21/2012	—	—	—	—	—		666	(17)	13,806	—		—
	2/7/2013	0	37,500	—	18.30	2/6/2023	(18)	—		—	—		—
	2/7/2013	—	—	—	—	—		15,200	(19)	315,096	—		—
	2/7/2013	—	—	—	—	—		—		—	6,375	(5)	132,154

Tursi	3/23/2009	25,000	0	—	30.15	3/23/2019	(21)	—		—	—		—
	2/28/2010	9,750	3,250	—	30.20	2/28/2020	(14)	—		—	—		—
	2/17/2011	4,874	4,876	—	22.04	2/17/2011	(15)	—		—	—		—
	2/17/2011	—	—	—	—	—		650	(22)	13,475	—		—
	8/8/2011	25,000	25,000	—	14.10	8/8/2021	(23)	—		—	—		—
	2/14/2012	14,250	42,750	—	19.51	2/13/2022	(16)	—		—	—		—
	2/14/2012	—	—	—	—	—		—		—	2,640	(4)	54,727
	2/7/2013	0	33,000	—	18.30	2/6/2023	(18)	—		—	—		—
	2/7/2013	—	—	—	—	—		13,200	(19)	273,636	—		—
	2/7/2013	—	—	—	—	—		—		—	6,375	(5)	132,154

Wills	10/25/2010	56,250	18,750	—	25.90	10/25/2020	(24)	—		—	—		—
	10/25/2010	—	—	—	—	—		2,500	(25)	51,825	—		—
	2/17/2011	20,000	20,000	—	22.04	2/17/2021	(15)	—		—	—		—
	2/14/2012	14,250	42,750	—	19.51	2/13/2022	(16)	—		—	—		—
	2/14/2012	—	—	—	—	—		—		—	2,640	(4)	54,727
	6/21/2012	—	—	—	—	—		1,000	(17)	20,730	—		—
	2/7/2013	0	37,500	—	18.30	2/6/2023	(18)	—		—	—		—

		Option Awards					Stock Awards
Name	Grant Date*	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	2/7/2013	—	—	—	—	—	15,200	(19)	315,096	—		—
	2/7/2013	—	—	—	—	—	—		—	6,375	(5)	132,154

*          For better understanding of this table, we have included an additional column showing the grant date of the stock options and restricted stock awards.

(1)                   For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2013, the last trading day of Fiscal 2013, which closing price was $20.73.

(2)                   The shares underlying this option vested 25% each on December 7, 2012 and December 7, 2013 with the balance vesting in two equal annual installments thereafter.

(3)                   These performance restricted stock units vested 33% each on February 8, 2013 and February 8, 2014 with the remainder vesting on February 8, 2015.

(4)                   These performance restricted stock units vested 33% each on February 7, 2013 and February 7, 2014 with the remainder vesting on February 7, 2015.

(5)                   These performance restricted stock units vested 33% on February 18, 2014 with the remaining balance to vest 33% on February 18, 2015 and 34% on February 18, 2016.

(6)                   The shares underlying this option vested 25% on February 8, 2014 with the remaining balance to vest in three equal annual installments thereafter.

(7)                   These restricted stock units vested 33.33% shares on February 8, 2014 with the remaining balance to vest in two installments of 33.33% each on February 8, 2015 and on February 8, 2016.

(8)                   The shares underlying this option fully vested on June 6, 2010.

(9)                   The shares underlying this option fully vested February 23, 2011.

(10)                 The shares underlying this option fully vested on September 19, 2010.

(11)                 The shares underlying this option fully vested on February 22, 2012.

(12)                 The shares underlying this option fully vested on August 27, 2011.

(13)                 The shares underlying this option fully vested on February 25, 2013.

(14)                 The shares underlying this option fully vested on February 28, 2014.

(15)                 The shares underlying this option vested 25% each on February 17, 2012, February 17, 2013 and February 17, 2014 with the balance vesting on February 17, 2015.

(16)                 The shares underlying this option vested 25% on February 14, 2013 and 25% on February 14, 2014 with the remaining balance vesting in two equal annual installments thereafter.

(17)                 These restricted shares will vest in two equal annual installments beginning on June 21, 2014.

(18)                 The shares underlying this option vested 25% on February 7, 2014 with the remaining balance to vest in three equal annual installments thereafter.

(19)                 These restricted stock units vested 33.33% on February 7, 2014 with the remaining balance to vest in two installments of 33.33% each on February 7, 2015 and on February 7, 2016.

(20)                 The shares underlying this option vested 25% each on February 2, 2013 and February 2, 2014 with the remaining balance vesting in two equal annual installments thereafter.

(21)                 The shares underlying this option fully vested on March 23, 2013.

(22)                 These restricted stock units vested 25% each on February 17, 2012; February 17, 2013; and February 17, 2014 with the remaining balance to vest on February 17, 2015.

(23)                 The shares underlying this option vested 25% each on August 8, 2012 and August 8, 2013 with the remaining balance to vest in two equal annual installments thereafter.

(24)                 The shares underlying this option vested 25% each on October 25, 2011; October 25, 2012; and October 25, 2013 with the remaining balance to vest on October 25, 2014.

(25)                 These restricted shares will vest on October 25, 2014.

Option Exercises and Stock Vested

The following table provides information regarding option exercises by the named executive officers during Fiscal 2013 and vesting of restricted stock held by the named executive officers during Fiscal 2013.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Adams	0	—	7,088	(2)	129,710
Fickenscher	71,067	1,107,750	1,550	(3)	28,078
Koven	0	—	2,874	(4)	52,211
Tursi	0	—	1,625	(5)	29,367
Wills	0	—	4,300	(6)	75,540

(1)                  Amounts reflect the market value of the stock on the day the restricted stock vested.

(2)                  These shares vested on February 8, 2013.

(3)                  Includes: 1,300 shares (representing $23,790) vested on February 7, 2013, with 482 shares (representing $8,821) withheld to satisfy tax withholding requirements; and 250 shares (representing $4,288) vested on June 21, 2013, with 80 shares (representing $1,372) withheld to satisfy tax withholding requirements.

(4)                  Includes: 2,541 shares (representing $46,500) vested on February 7, 2013, with 910 shares (representing $16,653) withheld to satisfy tax withholding requirements; and 333 shares (representing $5,711) vested on June 21, 2013, with 102 shares (representing $1,749) withheld to satisfy tax withholding requirements.

(5)                  Includes: 1,300 shares (representing $23,790) vested on February 7, 2013, with 426 shares (representing $7,796) withheld to satisfy tax withholding requirements; and 325 shares (representing $5,577) vested on February 17, 2013.

(6)                  Includes: 1,300 shares (representing $23,790) vested on February 7, 2013, with 426 shares (representing $7,796) withheld to satisfy tax withholding requirements; 500 shares (representing $8,575) vested on June 21, 2013, with 187 shares (representing $3,207) withheld to satisfy tax withholding requirements; and 2,500 shares (representing $43,175) vested on October 25, 2013, with 813 shares (representing $14,041) withheld to satisfy tax withholding requirements.

Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation to each of the named executive officers pursuant to each executive’s employment agreement in the event of termination of such executive’s employment without cause or in the event of a change of control, described in detail in “Employment Agreements and Potential Payments Upon Termination or a Change of Control,” in the Compensation Discussion and Analysis. The amount of compensation payable to each named executive officer upon termination without cause and upon termination without cause or good reason following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2013, and thus are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause				Change of Control
Name	Severance ($) (1)	Healthcare Benefits ($) (2)	Stock Award Acceleration ($) (3)	Total ($)	Severance ($) (4)	Healthcare Benefits ($) (5)	Stock Award Acceleration ($) (6)	Total ($)
Adams	1,980,000	33,985	1,978,191	3,992,176	3,300,000	42,274	3,133,929	6,476,203
Fickenscher	543,200	22,656	0	565,856	814,800	42,274	655,622	1,512,696
Koven	634,800	22,656	0	657,456	978,750	42,274	784,183	1,805,207
Tursi	528,240	22,656	0	550,896	792,360	42,274	772,086	1,606,720
Wills	500,905	24,351	0	525,256	751,358	40,942	720,403	1,512,703

(1)                  Mr. Adams would be entitled to receive 18 months of base salary plus an amount equal to one and one half times the higher of the average of his bonus for the last two years or his most recent bonus in the event of termination without cause, resignation for good reason or non-renewal of his employment agreement, pursuant to his employment agreement.  Each of Mr. Fickenscher, Mr. Koven, Dr. Tursi, and Mr. Wills would be entitled to receive 12 months of base salary plus a bonus payment equal to the average of his bonus for the last two years in the event of termination without cause or non-renewal of his employment agreement, pursuant to his employment agreement. Severance payments would be made in equal monthly installments over an 18-month severance period for Mr. Adams and over a 12-month severance period for Mr. Fickenscher, Mr. Koven, Dr. Tursi, and Mr. Wills.

(2)                  Each of Mr. Adams, Mr. Fickenscher, Mr. Koven, Dr. Tursi and Mr. Wills would be entitled to receive health benefits during his respective severance period.  For purposes of health benefits in the event of termination without cause, resignation for good reason or non-renewal, the severance period for Mr. Adams would be 18 months and the severance period for each of Mr. Fickenscher, Mr. Koven, Dr. Tursi and Mr. Wills would be 12 months.

(3)                  Mr. Adams’ employment agreement states that all outstanding stock options and stock awards held on the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as if the executive had remained employed during the severance period. For this purpose, Mr. Adams’ severance period is 18 months. For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2013, the last trading day of Fiscal 2013, which closing price was $20.73.

(4)                  Mr. Adams would receive a lump sum severance payment in an amount equal to 2.5 times his base salary plus 2.5 times the higher of his average annual bonus paid for the two preceding fiscal years or his most recent bonus in the event of termination without cause, resignation for good reason, or non-renewal of his employment agreement, upon or during the one year period following a change of control.  Each of Mr. Fickenscher, Mr. Koven, Dr. Tursi, and Mr. Wills would receive a lump sum severance payment in an amount equal to 1.5 times base salary plus 1.5 times the average annual bonus paid for the two preceding fiscal years in the event of termination without cause, resignation for good reason, or non-renewal of his employment agreement, upon or during the one year period following a change of control.  None of the named executive officers’ employment agreements provides for a gross-up of excess parachute payments within the meaning of section 280G of the Code.  The employment agreements include a modified cutback so that any parachute payments to the named executive officers are reduced in the event the named executive officer would be subject to an excise tax under section 4999 of the Code if such reduction would provide a greater net after-tax amount, after taking into account all taxes, including the excise tax.  The amounts in this column do not include any modified cutback.

(5)                  Each of Mr. Adams, Mr. Fickenscher, Mr. Koven, Dr. Tursi and Mr. Wills would be entitled to receive health benefits during his respective severance period. For purposes of health benefits in the event of termination after a change of control, the severance period for Mr. Adams would be 30 months and the severance period for each of Mr. Fickenscher, Mr. Koven, Dr. Tursi and Mr. Wills would be 18 months.  The amounts in this column reflect payments by the Company of COBRA premiums for 18 months.  In addition, for Mr. Adams, the Company will reimburse him for the costs of his privately obtained health insurance for the remaining 12 months of his 30-month severance period.

(6)                  For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2013, the last trading day of Fiscal 2013, which closing price was $20.73.  All of our outstanding equity award agreements that vest based on the passage of time have been amended to provide that unless an acquiror in a change of control transaction assumes outstanding equity awards in connection with such transaction (or replaces them with comparable equity awards), all outstanding equity awards will vest (and become fully exercisable if applicable) upon the consummation of such change of control transaction.  Vesting of performance awards will be dictated by the terms of the performance award agreements.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2013, the members of our Compensation Committee were Dr. Fetzer (Chairman), Mr. Classon and Dr. Friedman.  None of our executive officers served as (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. No member of our Compensation Committee has ever been our employee. The issuance of options to members of our Compensation Committee is discussed herein under the heading “Director Compensation”.

INFORMATION ABOUT STOCK OWNERSHIP,

AND EQUITY COMPENSATION PLAN

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us concerning the beneficial ownership of our common stock as of April 1, 2014 for:

•                  each person known by us to beneficially own more than 5% of our common stock;

•                  each of our directors (which includes all nominees);

•                  each named executive officer and executive officer; and

•                  all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 1, 2014 are considered outstanding. These shares, however, are not considered outstanding as of April 1, 2014 when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each Stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on [NUMBER] shares of our common stock outstanding on April 1, 2014.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
(i) Certain Beneficial Owners:

Palo Alto Investors, LLC(3) Patrick Lee, M.D. Anthony Joonkyoo Yun, M.D. Palo Alto Healthcare Master Fund, L.P. 470 University Avenue Palo Alto, CA 94301	4,883,879	9.9%

Deerfield Mgmt, L.P. (4) James E. Flynn 780 Third Avenue, 37th Floor New York, New York 10017	4,113,385	8.3%

FMR LLC(5) 245 Summer Street Boston, MA 02210	3,989,749	7.951%

BlackRock, Inc.(6) 40 East 52nd Street New York, New York 10022	3,694,598	7.5%

The Vanguard Group (7) P.O. Box 2600, V26 Valley Forge, PA 19482-2600	3,131,050	6.31%

Putnam Investments, LLC d/b/a Putnam Investments(8) One Post Office Square Boston, MA 02109	3,033,197	6.1%

Invesco Ltd.(9) 1555 Peachtree Street NE Atlanta, GA 30309	2,672,299	5.4%

Invus Public Equities, L.P.(10) 750 Lexington Avenue, 30th Floor New York, New York 10022	2,700,000	5.3%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
(ii) Directors (which includes all nominees), named executive officers and all other executive officers:

Adrian Adams (11)		*
Jennifer L. Armstrong (12)		*
Peter C. Brandt (13)		*
Rolf A. Classon (14)		*
Benjamin Del Tito, Jr., PhD (15)		*
Oliver S. Fetzer, Ph.D. (16)		*
James E. Fickenscher (17)		*
Paul A. Friedman, M.D (18)		*
Mark A. Glickman (19)		*
Elizabeth V. Jobes (20)		*
Andrew I. Koven (21)		*
Nancy S. Lurker (22)		*
William T. McKee (23)		*
James P. Tursi, M.D. (24)		*
Alan J. Wills (25)		*

(iii) All Directors (which includes all nominees) and current executive officers as a group (15 persons) (26)			%

*                    Less than 1%

(1)                     Unless otherwise provided, all addresses should be care of Auxilium Pharmaceuticals, Inc., 640 Lee Road, Chesterbrook, Pennsylvania 19087.

(2)                     The amounts shown in this column do not include unvested performance-based or time-based restricted stock units granted to our executive officers and also do not include vested or unvested deferred stock units granted to our directors and executive officers.

(3)                     The information for Palo Alto Investors, LLC; Patrick Lee, M.D.; Anthony Joonkyoo Yun, M.D.; and Palo Alto Healthcare Master Fund II, L.P. was obtained from Amendment to Schedule 13G filed by Palo Alto Investors, LLC with the SEC on February 14, 2014 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(4)                     The information for Deerfield Mgmt, L.P. and James E. Flynn and their affiliates was obtained from Amendment No. 1 to Schedule 13G filed by Deerfield Mgmt, L.P. with the SEC on February 14, 2014 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(5)                     The information for FMR LLC was obtained from Schedule 13G filed by FMR LLC with the SEC on February 14, 2014 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(6)                     The information for BlackRock, Inc. and its affiliates was obtained from Amendment No. 4 to Schedule 13G filed by BlackRock, Inc. with the SEC on January 28, 2014 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(7)                     The information for The Vanguard Group was obtained from Amendment No. 1 to Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2014 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(8)                     The information for Putnam Investments, LLC d/b/a Putnam Investments was obtained from Amendment No. 1 to Schedule 13G filed by Putnam Investments, LLC with the SEC on February 14, 2014 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(9)                     The information for Invesco Ltd. and its affiliates was obtained from Schedule 13G filed by Invesco Ltd. with the SEC on February 10, 2014 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(10)              The information for Invus Public Equities, L.P. and its affiliates was obtained from Amendment No. 4 to Schedule 13G filed by Invus Public Equities, L.P. with the SEC on February 14, 2014 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(11)              Includes 307,250 shares underlying options that are exercisable within 60 days of April 1, 2014.

(12)              Includes 65,662 shares underlying options that are exercisable within 60 days of April 1, 2014.

(13)              Includes 5,000 unvested shares of restricted stock and 40,000 shares underlying options that are exercisable within 60 days of April 1, 2014.

(14)              Includes 310,000 shares underlying options that are exercisable within 60 days of April 1, 2014.

(15)              This amount includes 2,548 shares of common stock held by Dr. Del Tito’s spouse.  In addition, this amount includes 110,850 shares and 32,745 shares underlying options that are exercisable by Dr. Del Tito and Dr. Del Tito’s spouse, respectively, within 60 days of April 1, 2014.  The inclusion of the shares of common stock and shares underlying options held by Dr. Del Tito’s spouse shall not be construed as an admission that Dr. Del Tito is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares.

(16)              Includes 115,000 shares underlying options that are exercisable within 60 days of April 1, 2014.

(17)              Includes 500 unvested shares of restricted stock and 303,775 shares underlying options that are exercisable within 60 days of April 1, 2014.

(18)              Includes 5,000 unvested shares of restricted stock and 40,000 shares underlying options that are exercisable within 60 days of April 1, 2014.

(19)              Includes 1,000 unvested shares of restricted stock and 38,250 shares underlying options that are exercisable within 60 days of April 1, 2014.

(20)              Includes 2,000 unvested shares of restricted stock and 23,750 shares underlying options that are exercisable within 60 days of April 1, 2014.

(21)              Includes 667 unvested shares of restricted stock and 134,375 shares underlying options that are exercisable within 60 days of April 1, 2014.

(22)              Includes 25,000 shares underlying options that are exercisable within 60 days of April 1, 2014.

(23)              Includes 70,000 shares underlying options that are exercisable within 60 days of April 1, 2014.

(24)              Includes 107,062 shares underlying options that are exercisable within 60 days of April 1, 2014.

(25)              Includes 3,500 unvested shares of restricted stock and 124,125 shares underlying options that are exercisable within 60 days of April 1, 2014.

(26)              Includes 17,667 unvested shares of restricted stock and 1,847,844 shares underlying options that are exercisable within 60 days of April 1, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires a company’s directors, executive officers and Stockholders who beneficially own more than 10% of any class of equity securities of the company registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”), to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to the company’s equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to our Reporting Persons.

Equity Compensation Plan Information

We have two equity compensation plans: (i) our 2004 Equity Compensation Plan and (ii) our 2006 Employee Stock Purchase Plan. Both plans have been approved by our Stockholders. The following table provides information about the securities authorized for issuance under these equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders (1)	7,345,535	$21.82	3,104,556
Equity Compensation Plans Not Approved by Security Holders	0	0	—

Total	7,345,535	$21.82	3,104,556

(1)                  Information for our 2006 Employee Stock Purchase Plan is included in the “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” column only.

(2)                  Includes 2,956,403 shares of our common stock issuable under our 2004 Equity Compensation Plan and 148,153 shares issuable under our 2006 Employee Stock Purchase Plan.

ADDITIONAL INFORMATION

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, which Form 10-K, together with the additional cover materials attached thereto, constitutes our 2013 Annual Report to Stockholders, including financial statements and schedules thereto, but not including exhibits, to each of our Stockholders of record on April 1, 2014 and to each beneficial Stockholder on that date upon written request made to our Secretary at the address set forth under the heading “Deadline for Submission of Stockholder Proposals for the 2015 Annual Meeting of Stockholders” on page   . A reasonable fee will be charged for copies of requested exhibits. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, is on file with the SEC and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of our home page on the Internet at http://www.auxilium.com under the heading “For Investors—SEC Filings.”

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Andrew I. Koven
Secretary

Chesterbrook, Pennsylvania

April 10, 2014

Appendix A

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUXILIUM PHARMACEUTICALS, INC.

Auxilium Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                                      The name of the Corporation is Auxilium Pharmaceuticals, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State was July 23, 1999, under the name of Auxilium A(2), Inc.  The original Certificate of Incorporation was amended by the Certificate of Amendment of the Certificate of Incorporation, which was filed with the Secretary of State on October 22, 1999; the Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State on July 18, 2000; the Second Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State on October 10, 2001; the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State on February 13, 2002; the Third Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State on October 10, 2003; the Fourth Restated Certificate of Incorporation, which was filed with the Secretary of State on October 30, 2003; the Certificate of Amendment of the Fourth Restated Certificate of Incorporation, which was filed with the Secretary of State on April 12, 2004; the Certificate of Amendment of the Fourth Restated Certificate of Incorporation, which was filed with the Secretary of State on June 21, 2004; and the Fifth Restated Certificate of Incorporation, which was filed with the Secretary of State on July 28, 2004.

2.                                      This Sixth Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Fifth Restated Certificate of Incorporation of the Corporation, as amended, and has been duly approved by the Board of Directors of the Corporation (the “Board of Directors”).  This Sixth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 228, 242, and 245 of the General Corporation Law of the State of Delaware by written consent of the holders of at least a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3.                                      The text of the Fifth Restated Certificate of Incorporation, as amended, is hereby restated to read herein as set forth in full:

FIRST:                                                      The name of the Corporation is “Auxilium Pharmaceuticals, Inc.”

SECOND:                                       The address of the Corporation’s registered office is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                                                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:                                     The Corporation shall be authorized to issue 150,000,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”).

The following is a statement of the designations, preferences, voting powers, qualification, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

A.                                    Common Stock

1.                                      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.                                      Voting.  The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation.  There shall be no cumulative voting.  The number of authorized shares of Common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3.                                      Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.                                      Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.                                    Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time may be determined by the Board of Directors with each of said series to be distinctly designated in one or more certificates of designation (each a “Certificate of Designation”).  The voting powers, preferences and relative, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix, by resolution or resolutions and filing of a Certificate of Designation, or alter the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each series, including by, without limiting the generality of the foregoing, the following:

1.                                      any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation, may be reissued except as otherwise provided by law;

2.                                      different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided;

3.                                      the distinctive designation of such series and the number of shares to constitute such series, which number (except as set forth in the Certificate of Designation with respect to such series) may be increased or decreased (but, not below the number of shares of such series then outstanding) from time to time by the Board of Directors;

4.                                      the rights in respect of dividends, if any, on the shares of such series, the extent of the preference or relation, if any, of such dividends to the dividend payable on any other class or series of stock of the Corporation, and whether such dividends shall be cumulative or accruing;

5.                                      the right or obligation, if any, of the Corporation to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms, conditions, and manner of such redemption;

6.                                      the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

7.                                      the right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or series of stock of the Corporation, and the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

8.                                      the terms of any sinking fund or redemption or repurchase or purchase account, if any, the obligation, if any, of the Corporation to retire, redeem, repurchase or purchase shares of such series pursuant to such fund or account, and the terms and conditions of such obligation;

9.                                      the voting powers, if any, of the holders of such series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions as shall be provided in the Certificate of Designation, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock;

10.                               limitations, if any, on the issuance of additional shares of such series or any shares of any other class or series of stock of the Corporation; and

11.                               such other preferences, powers, and special, participating, optional, relative or other rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

The number of authorized shares of Preferred Stock may be increased but not decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Certificate of Designation for such series.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

FIFTH:                                                    For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that:

A.  General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

B.  Number of Directors; Election of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.  Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

C.  Term of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall be elected at each annual meeting of stockholders for a term of one year, provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

D.  Quorum.  The greater of (1) a majority of the directors at any time in office and (2) one-third of the number of directors fixed pursuant to Section B of this Article FIFTH shall constitute a quorum.  If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

E.  Action at Meeting.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Amended and Restated Certificate of Incorporation.

F.  Removal.  Subject to the rights of the holders of any series of Preferred Stock, directors of the Corporation may not be removed without cause, and may be removed with cause by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

G.  Vacancies.  Subject to the rights of the holders of any series of Preferred Stock, any vacancy or newly created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

H.  Stockholder Nominations and Introduction of Business, etc.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

I.  Amendments to Article.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article FIFTH.

SIXTH:                                                   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware or (D) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.  Any amendment, alteration, change or repeal of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH:                              The Corporation shall provide indemnification as follows:

A.  Scope of Indemnification.

1.                                      The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation, which is covered by subsection (2) below) by reason of the fact that the person is or was a director, officer or employee of the Corporation, or, at the election of the Board of Directors, an agent of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee or, at the election of the Board of Directors, an agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and to a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

2.                                      The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer or employee of the Corporation, or, at the election of the Board of Directors, an agent of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee or, at the election of the Board of Directors, an agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court of competent jurisdiction shall deem proper.

3.                                      To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

4.                                      Any indemnification under subsections (1) and (2) above (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (1) and (2) above.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum,, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (c) if there is no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders.

5.                                      Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil criminal, administrative or investigative action, suit or proceeding may, if approved by the Board of Directors, be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section A.  Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and, at the election of the Board of Directors, agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.                                      The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section A shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

7.                                      The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or, at the election of the Board of Directors, agents, or is or was serving at the request of the Corporation as a director, officer or employee or, at the election of the Board of Directors, agents of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Section A.

8.                                      For purposes of this Section A, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or, at the election of the Board of Directors, agents, so that any person who is or was a director, officer or employee or, at the election of the Board of Directors, agent, of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or employee or, at the election of the Board of Directors, agent, or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

9.                                      For purposes of this Section A, references to “other enterprises” shall include employee benefit plans, references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer or employee or, at the election of the Board of Directors, agents of the Corporation which imposes duties on or involves services by, such director, officer or employee or, at the election of the Board of Directors, agents with respect to an employee benefit plan, as participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section A.

10.                               The indemnification and advancement of expenses provided by, or granted pursuant to, this Section A shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee or, at the election of the Board of Directors, agents and shall inure to the benefit of the heirs, executors and administrators of such a person.

11.                               The Delaware Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  The Delaware Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees).

B.  Proceedings Initiated by Indemnified Representatives.  Notwithstanding any other provision of this Article, the Corporation shall not indemnify under this Article a person for any liability incurred in a proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or “amicus curiae” by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

C.  Payment of Indemnification.  Any person entitled to indemnification under Section A shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the Secretary.

D.  Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Article or otherwise is applicable but for any reason is held to be unavailable, the Corporation shall contribute to the liabilities to which the person entitled to indemnification under Section A may be subject, in such proportion as is appropriate to reflect the intent of this Article or otherwise.

E.  Discharge of Duty.  A person entitled to indemnification under Section A shall be deemed to have discharged such person’s duty to the Corporation if he or she has relied on information, advice or an opinion, report or statement prepared by:

1.                                      one or more officers or employees of the Corporation whom such person believes to be reliable and competent with respect to the matter presented;

2.                                      legal counsel, public accountants or other persons as to matters that the such person believes are within the person’s professional or expert competence; or

3.                                      a committee of the Board of Directors as to matter within its area of responsibility.

F.  Amendment or Repeal.  Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation, this Article shall not be repealed or amended or modified to limit the indemnification rights provided hereunder except upon the affirmative approval of the holders of three quarters of the stock of each class entitled to vote thereon.  All rights to indemnification under this Article shall be deemed a contract between the Corporation and the person entitled to indemnification under Section A pursuant to which the Corporation and each such person intend to be legally bound.  Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

G.  Reliance on Provisions.  Each person who shall act as a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

H.  Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding or investigation, whether civil, criminal, administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

I.  Definitions.  Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section (i).

EIGHTH:                                       Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH.

NINTH:                                                  The Corporation is to have perpetual existence.

IN WITNESS WHEREOF, the Corporation has caused this Sixth Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of this         day of            , 2014.

AUXILIUM PHARMACEUTICALS, INC.

By:
Name:	Andrew I. Koven
Title:	Chief Administrative Officer, General Counsel
and Secretary

Appendix B

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

Amended and Restated as of May 21, 2014

i

i

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

Amended and Restated as of May 21, 2014

The purpose of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as previously amended or restated (the “Plan”), is to provide (i) designated employees of Auxilium Pharmaceuticals, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock awards, stock units and other equity-based awards.  The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

The Auxilium Pharmaceuticals, Inc. 2000 Equity Compensation Plan (the “2000 Plan”) was merged with and into this Plan as of the effectiveness of the registration statement for the Company’s initial public offering, and no additional grants will be made thereafter under the 2000 Plan.  Outstanding grants under the 2000 Plan will continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the 2000 Plan), and the shares with respect to outstanding grants under the 2000 Plan will be issued or transferred under this Plan.

SECTION 1                                 Administration

(a)                                 Committee.  The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”).  The Committee may consist of two or more persons who are “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  However, the Board may ratify or approve any grants as it deems appropriate, and the Board shall approve and administer all grants made to Non-Employee Directors (as defined in Section 4(a)), provided, however, that any member of the Board who is an Employee (as defined in Section 4(a)) at such time must recuse or disqualify himself or herself from discussions and abstain from voting on any discretionary grants made to a Non-Employee Director.  The Committee may delegate authority to one or more subcommittees, as it deems appropriate.  To the extent a Board or subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board or subcommittee.

(b)                                 Committee Authority.  The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, subject to the conditions herein, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.

(c)                                  Committee Determinations.  The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

SECTION 2                                 Grants

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), stock awards as described in Section 7 (“Stock Awards”), stock units as described in Section 8 (“Stock Units”) and other equity-based awards as described in Section 9 (“Other Equity Awards”) (collectively referred to herein as “Grants”).  All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”).  All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his beneficiaries and any other person having or claiming an interest under such Grant.  Grants under a particular Section of the Plan need not be uniform as among the Grantees.

SECTION 3                                 Shares Subject to the Plan

(a)                                 Shares Authorized.  Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 18,300,000 shares.  The maximum number of authorized shares includes shares to be issued or transferred pursuant to outstanding grants under the 2000 Plan, which has been merged into this Plan.

(b)                                 Individual Limits.  All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Company Stock.  The maximum aggregate number of shares of Company Stock that may be issued or transferred under the Plan to any individual during any calendar year with respect to all Grants, other than Dividend Equivalents, shall be 500,000 shares, subject to adjustment as described below.  A Grantee may not accrue Dividend Equivalents during any calendar year in excess of $100,000.  The individual limits of this subsection (b) shall apply without regard to whether the Grants are to be paid in Company Stock or cash.  All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payment relates.

(c)                                  Determination of Authorized Shares.  Each share of Company Stock subject to an award other than a Stock Award, Stock Unit or Other Equity Award (other than stock appreciation rights) (collectively, “Full Value Award”) shall be counted against the limit set forth in Section 3(a) as one (1) share. Each share of Stock subject to any Full Value Award granted under the Plan (i) after June 21, 2012 but prior to May 21, 2014 shall be counted against the limit set forth in Section 3(a) as one and seven-tenths (1.7) shares (ii) on or after May 21, 2014 shall be counted against the limit set forth in Section 3(a) as one and eighty-eight hundredths (1.88) shares.  The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent Options granted under the Plan (including options outstanding under the 2000 Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent any stock appreciation rights are forfeited or terminated, then the shares subject to such Grants shall again be available for purposes of the Plan.  If and to the extent any Full Value Awards are forfeited or terminated, then one and eighty-eight hundredths (1.88) shares for each share forfeited or terminated under such Full Value Awards shall again be available for purposes of the Plan.  Shares of Stock surrendered in payment of the exercise price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan.  If stock appreciation rights are granted as Other Equity Awards, the full number of shares subject to the stock appreciation rights shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights.  To the extent that a Grant (other than a stock appreciation right) is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).

(d)                                 Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, spinoff, stock split or reverse stock split, or by reason of a combination, reorganization, recapitalization or reclassification affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan and outstanding Grants, and the price per share of outstanding Grants shall be equitably adjusted by the Committee, as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, the Committee shall have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by this subsection (d) or applicable law, including in the event of a Change of Control.  Any adjustments to outstanding Grants shall be consistent with section 409A or 422 of the Code, to the extent applicable.  Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 4                                 Eligibility for Participation

(a)                                 Eligible Persons.  All employees of the Company and its subsidiaries, including Employees who are officers or members of the Board (“Employees”), and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan.  Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)                                 Selection of Grantees.  The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.  Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

SECTION 5                                 Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor, upon such terms as the Committee deems appropriate.  The following provisions are applicable to Options:

(a)                                 Number of Shares.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)                                 Type of Option and Price.

The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to Employees.  Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted.  However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.  If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c)                                  Option Term.  The Committee shall determine the term of each Option.  The term of any Option shall not exceed ten years from the date of grant.  However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d)                                 Exercisability of Options.

Except as otherwise provided in Section 6, Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument; provided that the Committee may not accelerate the exercisability or vesting of any Options except in the event of the Grantee’s death, Disability or retirement, or upon a Change of Control.

The Committee may provide in a Grant Instrument that the Grantee may elect to exercise part or all of an Option before it otherwise has become exercisable.  Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(e)                                  Grants to Non-Exempt Employees.  Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)                                   Termination of Employment, Disability or Death.

Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer (as defined below) as an Employee, Key Advisor or member of the Board.

In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer.  In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.  Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(f)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

For purposes of the Plan:

The term “Employer” shall mean the Company and its subsidiary corporations or other affiliates, as determined by the Committee.

“Employed by, or provide service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and satisfying conditions with respect to other Grants, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

“Disability” shall mean, except as otherwise specified by the Committee, if any, with the Employer, a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee, or as otherwise determined by the Committee.

“Cause” shall mean, except to the extent otherwise specified by the Committee, a finding by the Committee that the Grantee (i) has materially breached his or her employment or service contract with the Employer, which breach has not been remedied by the Grantee after written notice has been provided to the Grantee of such breach, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition or non-solicitation agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(g)                                  Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company.  The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee

(including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve.  Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option.  The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 13) at such time as may be specified by the Committee.

(h)                                 Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.  An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company.

SECTION 6                                 Vesting Restrictions; Terms of Full Value Awards

(a)                                 Minimum Vesting Requirements.  Full Value Awards shall be subject to the following minimum vesting requirements.  If the lapse of restrictions on, or vesting of, Full Value Awards is not based on the achievement of one or more performance conditions, the lapse of restrictions, or vesting of, such Full Value Awards shall be no earlier than three years following the date of grant.  If the lapse of restrictions on, or vesting of, Full Value Awards is based on the achievement of one or more performance conditions or the Full Value Awards are intended to be “qualified performance-based compensation” under section 162(m) of the Code, the lapse of restrictions, or vesting of, such Full Value Awards shall be no earlier than one year following the date of grant.

(b)                                 10% Limit.  Notwithstanding the minimum vesting requirements described in Section 6(a) above, the Committee shall retain discretion to grant Full Value Awards with vesting terms that do not conform to the minimum vesting requirements described in Section 6(a) above for up to 10% of the aggregate number of shares of Common Stock that may be issued or transferred under the Plan, which number is 1,830,000 shares of Common Stock based on the current aggregate number of shares of Common Stock that may be issued or transferred under the Plan as set forth in Section 3(a), subject to the adjustment provisions described in Section 3(e) (the “10% Limit”).  Full Value Awards granted pursuant to the preceding sentence shall count against the 10% Limit only if they are granted effective as of December 1, 2009 or thereafter.

(c)                                  Accelerated Vesting.  The Committee shall not have the discretion to accelerate the lapse of restrictions on, or accelerate the vesting of, Grants made under the Plan except in the event of the Grantee’s death, Disability or retirement, or upon a Change of Control.  Notwithstanding the limitation described in the preceding sentence, the Committee shall retain discretion to accelerate the lapse of restrictions on, or accelerate the vesting of, Grants under the Plan in circumstances other than upon a Grantee’s death, Disability or retirement, or upon a Change of Control, with respect to a number of Shares underlying such Grants, up to the

10% Limit.  Grants that are accelerated in circumstances other than upon a Grantee’s death, Disability or retirement, or upon a Change of Control pursuant to the Committee’s retained discretion under the preceding sentence shall count against the 10% Limit only if the Committee exercises such retained discretion on or after December 1, 2009.  In no event shall the Committee’s exercise of its retained discretion under Section 6(b) and 6(c) with respect to Grants under the Plan exceed the 10% Limit.

SECTION 7                                 Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate.  The following provisions are applicable to Stock Awards:

(a)                                 General Requirements.  Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee.  Subject to the terms and conditions described in Section 6, the Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals.  The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)                                 Number of Shares.  The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)                                  Requirement of Employment or Service.  Unless the Committee determines otherwise, if the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company.  Subject to the terms and conditions described in Section 6, the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)                                 Restrictions on Transfer and Legend on Stock Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under Section 14(a).  Each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant.  The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed.  The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.

(e)                                  Right to Vote and to Receive Dividends.  Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals.

(f)                                   Lapse of Restrictions.  All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee.  Subject to the terms and conditions described in Section 6, the Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

SECTION 8                                 Stock Units

The Committee may grant phantom units representing one or more shares of Company Stock to an Employee, Non-Employee Director or Key Advisor, upon such terms and conditions as the Committee deems appropriate.  The following provisions are applicable to Stock Units:

(a)                                 Crediting of Units.  Each Stock Unit shall represent the right of the Grantee to receive an amount based on the value of a share of Company Stock, if specified conditions are met.  All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)                                 Terms of Stock Units.  Subject to the terms and conditions described in Section 6, the Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances.  Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee.  The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)                                  Requirement of Employment or Service.  Unless the Committee determines otherwise, if the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited.  Subject to the terms and conditions described in Section 6, the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)                                 Payment With Respect to Stock Units.  Payments with respect to Stock Units may be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

SECTION 9                                 Other Equity Awards

The Committee may grant Other Equity Awards, which are awards (other than those described in Sections 5, 7, 8 and 10 of the Plan) that are based on, measured by or payable in Company Stock, including, without limitation, stock appreciation rights, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine, subject to the terms and conditions described in Section 6.  Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

SECTION 10                          Dividend Equivalents

The Committee may include in a Grant Instrument with respect to any Grant Dividend Equivalents entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the Grant is outstanding, on the shares of Company Stock covered by the

Grant as if such shares were then outstanding.  The Committee shall determine whether Dividend Equivalents shall be paid currently or credited to a bookkeeping account as a dollar amount or in the form of Stock Units.  The Committee shall determine whether Dividend Equivalents shall be paid in cash, in shares of Company Stock or in a combination, whether they shall be conditioned upon the exercise, vesting or payment of the Grant to which they relate, and such other terms and conditions as the Committee deems appropriate.

SECTION 11                          Qualified Performance-Based Compensation

(a)                                 Designation as Qualified Performance-Based Compensation.  The Committee may determine that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code.  The provisions of this Section 11 shall apply to Grants of Stock Awards, Stock Units, Dividend Equivalents and Other Equity Awards that are to be considered “qualified performance-based compensation” under section 162(m) of the Code, unless another exemption from the section 162(m) limitations shall apply.

(b)                                 Performance Goals.  When Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code, including the employment requirements and payment terms.  The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing.  The Committee shall use objectively determinable performance goals based on one or more of the following criteria: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; regulatory filings; regulatory approvals; or other operational, regulatory or departmental objectives.

(c)                                  Establishment of Goals.  The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.  The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.  The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(d)                                 Announcement of Grants.  The Committee shall certify and announce the results for each performance period to all Grantees immediately following the announcement of the Company’s financial results for the performance period.  If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock

Units, Dividend Equivalents or Other Equity Awards for the performance period shall be forfeited or shall not be made, as applicable.  Any Grants that are to be paid as a result of achievement of performance goals shall be paid as specified in the Grant Instrument.

(e)                                  Death, Disability or Other Circumstances.  Subject to the terms and conditions described in Section 6, the Committee may provide that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards shall be payable or restrictions on Stock Awards shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the Performance Period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

SECTION 12                          Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Grant.  If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals.

SECTION 13                          Withholding of Taxes

(a)                                 Required Withholding.  All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)                                 Election to Withhold Shares.  If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

SECTION 14                          Transferability of Grants

(a)                                 Nontransferability of Grants.  Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime.  A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee.  When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights.  Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)                                 Transfer of Nonqualified Stock Options.  Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

SECTION 15                          Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a)                                 Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(b)                                 The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(c)                                  After the date on which this Plan is approved by the stockholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

SECTION 16                          Consequences of a Change of Control

(a)                                 Assumption of Grants.  Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b)                                 Other Alternatives.  Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Board determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control upon such other event as the Board determines, (iii) determine that Grantees holding Stock Units, Dividend Equivalents and Other Equity Awards shall receive a payment or payments in settlement of such Stock Units, Dividend Equivalents and Other Equity Awards in an amount and on terms determined by the

Committee, (iv) require that Grantees surrender their outstanding Options in exchange for a payment or payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options exceeds the Exercise Price of the Options, if any, and on such terms as the Committee determines or (v) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate.  Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.  The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)).

SECTION 17                          Limitations On Issuance Or Transfer Of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions.  Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

SECTION 18                          Amendment and Termination of the Plan

(a)                                 Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or applicable laws or to comply with applicable stock exchange requirements.

(b)                                 Stockholder Approval for “Qualified Performance-Based Compensation.”

If Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards are granted as “qualified performance-based compensation” under Section 11 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if required by the regulations under section 162(m) of the Code or the regulations thereunder.

If and to the extent required by section 162(m), the Plan must be submitted to the stockholders for approval in the fourth year following the year in which the initial public offering of Company Stock occurs, to assure that subsequent Grants will qualify as “qualified performance-based compensation” for purposes of section 162(m).

(c)                                  Termination of Plan.  The Plan shall terminate on the day immediately preceding the tenth anniversary of its June 13, 2007 effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d)                                 Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 24(b).  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.  Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 24(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.  However, no previously granted Option may be repriced, replaced or regranted through cancellation or by lowering the Exercise Price, unless the stockholders of the Company provide prior approval.

(e)                                  Governing Document.  The Plan shall be the controlling document.  No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

SECTION 19                          Funding of the Plan

This Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan.

SECTION 20                          Rights of Participants

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan.  Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

SECTION 21                          No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant.  The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 22                          Headings

Section headings are for reference only.  In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

SECTION 23                          Effective Date of the Plan

The amended and restated Plan shall be effective as of May 21, 2014; provided that the stockholders approve the amended and restated Plan as of that date.

SECTION 24                          Miscellaneous

(a)                                 Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan.  Without limiting the foregoing, the Committee may make a Grant to an employee, director or advisor of another corporation who becomes an Employee, Non-Employee Director or Key Advisor by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option or stock awards grant made by such corporation.  The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives.  The Committee shall prescribe the provisions of the substitute grants.

(b)                                 Compliance with Law.  The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  After a public offering of the Company’s Stock, with respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of section 162(m), section 422 and section 409A of the Code.  To the extent that any legal requirement of section 16 of the Exchange Act or section 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 162(m) or 422 of the Code, that Plan provision shall cease to apply.  The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.  The Committee may agree to limit its authority under this Section.

(c)                                  Employees Subject to Taxation Outside the United States.  With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(d)                                 Clawback Rights; Company Policies. All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or the Committee, whether or not approved before or after the effective date of the Plan.  In addition, all Grants under the Plan will be subject to the Grantee’s compliance with all rules, regulations, policies and procedures of the Company, as in effect from time to time, including the Company’s Code of Conduct and Insider Trading Policy and any rules or policies that may be adopted by the Company from time to time to restrict or prohibit actual or perceived conflicts of interest.

(e)                                  Governing Law.  The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

PROXY

AUXILIUM PHARMACEUTICALS, INC.

This Proxy is solicited on behalf of the Board of Directors

for the

2014 Annual Meeting of Stockholders

The undersigned, revoking all prior proxies, hereby appoints Adrian Adams and Andrew I. Koven, and each of them, each with the power to appoint his or her substitute, the true and lawful proxy holders of the undersigned, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Auxilium Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on April 1, 2014, at the Annual Meeting of Stockholders of the Company to be held on May 21, 2014 (the “Meeting”) at 8:30 a.m., local time, at its offices at 640 Lee Road, Chesterbrook, Pennsylvania 19087, and any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

IMPORTANT — CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒                   Please mark your votes as indicated in this example

This Proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this Proxy will be voted for such proposal. This Proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

PROPOSAL 1. To elect as directors, to hold office until the Company’s 2015 Annual Meeting of Stockholders or until their respective successors are elected and qualified, the seven nominees listed below:

Nominees:

(01) Rolf A. Classon

(02) Adrian Adams

(03) Peter C. Brandt

(04) Oliver S. Fetzer, Ph.D.

(05) Paul A. Friedman, M.D.

(06) Nancy S. Lurker

(07) William T. McKee

The Board of Directors recommends a vote “FOR ALL NOMINEES”

☐	FOR ALL NOMINEES

☐	WITHHOLD FOR ALL NOMINEES

☐
For all Nominees, except as written above

PROPOSAL 2. To ratify the selection by the Audit and Compliance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board of Directors recommends a vote “FOR” Proposal 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3. To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in this Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders. The Board of Directors recommends a vote “FOR” Proposal 3.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 4. To approve an amendment and restatement of the Company’s Certificate of Incorporation to increase the authorized common stock capital of the Company from 120,000,000 to 150,000,000 shares.  The Board of Directors recommends a vote “FOR” Proposal 4.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 5. To approve the amendment and restatement of the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan (the “Plan”) to increase the number of shares of Company common stock authorized for issuance under the Plan by 2,500,000 shares from 15,800,000 to 18,300,000 shares and to increase the fungible share counting ratio from 1.7 shares to 1.88 shares.  The Board of Directors recommends a vote “FOR” Proposal 5.

☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE : Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate the capacity in which they sign and give their full title as such. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

Date	Share Owner Sign Here	Joint Owner Sign Here

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐